Exhibit 10.1

STOCK PURCHASE AGREEMENT,

BY AND AMONG

STERIS CORPORATION,

GENERAL ECONOPAK, INC.,

AND

EACH OF THE STOCKHOLDERS OF GENERAL ECONOPAK, INC.,

DATED AS OF JUNE 23, 2015

                        i

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Page

3.24.	No Brokers	40
3.25.	Regulatory Matters	40
3.26.	Product and Service Warranty and Product and Service Liability	40
4.	REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS	41
4.1.	Power and Authorization	41
4.2.	Authorization of Governmental Authorities	41
4.3.	Noncontravention.	41
4.4.	No Brokers.	41
4.5.	Title.	41
5.	REPRESENTATIONS AND WARRANTIES CONCERNING BUYER	42
5.1.	Organization and Good Standing	42
5.2.	Power and Authorization	42
5.3.	Authorization of Governmental Authorities	42
5.4.	Noncontravention	42
5.5.	Availability of Funds	42
5.6.	Brokers	43
5.7.	Antitrust	43
5.8.	Litigation	43
5.9.	Unregistered Securities	43
5.10.	No Resale or Distribution	43
5.11.	Business Experience	43
5.12.	Accredited Investor	43
6	COVENANTS	43
6.1.	Conduct of Business	43
6.2.	Releases	44
6.3.	Directors and Officers	44
6.4.	Confidentiality	45
6.5.	Publicity	46
6.6.	Antitrust Notification	46
6.7.	Further Assurances	47
6.8.	Restrictions on Transfers	47
6.9.	Seller Representatives	48
6.10.	Company’s 401(k) Plan Termination; IRS Filings	49
6.11.	Buyer’s 401(k) Plan	50
6.12.	Non-Competition; Non-Solicitation	50

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Page

6.13.	Acquisition Proposals	51
6.14.	GEPCO International	52
6.15.	Environmental Insurance Policy	52
6.16.	Insurance Matters	52
6.17.	BIRT Refund; Life Insurance Refund	52
6.18.	Dataroom Disk	53
6.19.	Compliance Matters	53
6.20.	Oil Tank	53
7.	CONDITIONS TO CLOSING	54
7.1.	Conditions to Obligations of Buyer and Sellers	54
7.2.	Conditions to Obligations of Buyer	54
7.3.	Conditions to Obligations of Sellers	55
8	TERMINATION	55
8.1.	Termination Rights	55
8.2.	Notice of Termination	56
8.3.	Effect of Termination	56
9	INDEMNIFICATION	57
9.1.	Indemnification by Sellers with respect to Buyers	57
9.2.	Indemnification by Buyer with respect to Sellers	59
9.3.	Time for Claims	60
9.4.	Third Party Claims	60
9.5.	Sole and Exclusive Remedy	61
9.6.	No Other Representations or Warranties	61
9.7.	Tax Treatment	62
9.8.	Manner of Payment; Escrow	62
9.9.	No Consequential Damages	62
9.10.	Supplementary Schedules	62
9.11.	Counsel	63
10	TAX MATTERS	64
10.1.	Subchapter S Tax Treatment	64
10.2.	Section 338(h)(10) Election	64
10.3.	Indemnification	65
10.4.	Straddle Period	65
10.5.	Certain Taxes and Fees	65
10.6.	Cooperation on Tax Matters	65

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Page

10.7.	Returns	66
10.8.	Tax Sharing Agreements	66
10.9.	Tax Certificates	66
10.10.	Tax Refunds	66
11	MISCELLANEOUS	67
11.1.	Notices	67
11.2.	Succession and Assignment; No Third-Party Beneficiary	68
11.3.	Amendments and Waivers	68
11.4.	Entire Agreement	68
11.5.	Counterparts	69
11.6.	Severability	69
11.7.	Construction; Headings	69
11.8.	Governing Law	69
11.9.	Waiver of Jury Trial	70

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”), dated as of June 23, 2015 (the “Effective Date”), is by and among STERIS Corporation, an Ohio corporation (“Buyer”), General Econopak, Inc., a Pennsylvania S-corporation (the “Company”), and each of the stockholders of the Company listed on the signature pages hereto (each a “Seller” and collectively, the “Sellers”). Buyer, the Company, and Sellers are referred to herein collectively as the “Parties” and each individually as a “Party.”
RECITALS
WHEREAS, Sellers collectively own all of the issued and outstanding shares (the “Shares”) of common stock without par value of the Company (the “Common Stock”), which constitutes all of the issued and outstanding capital stock of the Company;
WHEREAS, each Seller is the record and beneficial owner of the number of Shares set forth opposite each such Seller’s name on EXHIBIT A hereto; and
WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the Shares upon the terms and conditions set forth in this Agreement.
AGREEMENT
NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to be legally bound as follows:
1.DEFINITIONS.
For purposes of this Agreement:
1.1.    “Accounting Firm” is defined in Section 2.4.2.
1.2.    “Accounting Principles” is defined in Section 2.5.
1.3.    “Acquisition Proposal” means any proposal relating to the acquisition of all or any portion the Shares or of the Equity Interests of the Company or the Subsidiary, or for a merger, sale of securities, sale, lease or license of substantial assets or similar transaction involving the Company or the Subsidiary, other than (a) the transactions contemplated by this Agreement and the Ancillary Agreements and (b) the sale of Inventory in the Ordinary Course of Business.
1.4.    “Action” means any claim, action, cause of action or suit, litigation, controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

1.5.    “Affiliate” means, with respect to any specified Person at any time: (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time; (b) each Person who is at such time an officer or director of, or direct or indirect beneficial holder of at least 20% of any class of the Equity Interests of, such specified Person; (c) each Person that is managed by a common group of executive officers or directors as such specified Person; (d) the Immediate Family Relations (i) of each officer, director or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person; and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 20% of any class of Equity Interests at such time. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contractual Obligation or otherwise.
1.6.    “Agreement” is defined in the Preamble.
1.7.    “Allocation Schedule” is defined in Section 10.2.
1.8.    “Ancillary Agreements” means the Employment Agreements and the Escrow Agreement.
1.9.    “Annual Financials” is defined in Section 3.6.1(a).
1.10.    “Applicable Standard” mean the lowest cost remedy acceptable under Environmental Laws based on an industrial use of the property (including engineering or institutional controls or any lesser standards resulting from any site-specific risk assessments).
1.11.    “Assets” is defined in Section 3.10.1.
1.12.    “Baxter Affiliates” means, collectively, The James G. Baxter 2013 Irrevocable Grantor Retained Annuity Trust, The James G. Baxter 2014 Irrevocable Grantor Retained Annuity Trust, The Andrew J. Baxter 2012 Irrevocable Trust, The Brett M. Baxter 2012 Irrevocable Trust and The Dustin T. Baxter 2012 Irrevocable Trust.
1.13.    “BIRT” means the amount of the Philadelphia Business Income & Receipts (BIRT) Tax attributable to a Pre-Closing Tax Period payable by the Company or the Subsidiary, in each case, as of the Closing.
1.14.    “BIRT Refund” is defined in Section 6.17.
1.15.    “Business” means, collectively, (a) developing, manufacturing, marketing, distributing, selling and offering for sale customized product solutions for use in the pharmaceutical, biotechnology, medical or animal surgery industries of the type sold or otherwise made available by the Company, including sterilization wrapping system solutions, covers, closures and transfer sleeves, protective apparel and accessories, pre-sterilized cleanroom solutions and animal surgery products, and any improvements of, or developments to, any of the foregoing products, and (b) providing training to veterinary, pharmaceutical and other relevant professionals on the application and use of the foregoing products.
1.16.    “Business Day” means any weekday other than a weekday on which banks nationally are authorized or required to be closed.
1.17.    “Business Intellectual Property” is defined in Section 3.13.2.
1.18.    “Buyer” is defined in the Preamble.
1.19.    “Buyer Indemnified Person” is defined in Section 9.1.1.
1.20.    “Buyer’s 401(k) Plan” is defined in Section 6.11.
1.21.    “Cash” means, with respect to any Person, the cash and cash equivalents (net of cut but uncashed checks) of such Person, as determined in accordance with GAAP.
1.22.    “Change of Control Payments” means (in each case, including the employer portion of all applicable payroll and withholding Taxes) any and all management sale bonuses, transaction bonuses, liquidity event participation, phantom equity, change of control, retention or similar cash payments due or payable to any current or former employee, director, officer or consultant of, or party to any Contractual Obligations with the Company or the Subsidiary, as of the Effective Date, as a result of, or in connection with, the entry or adoption of this Agreement or the consummation of the Contemplated Transactions, including the Value Appreciation Plan.
1.23.    “Closing” is defined in Section 2.2.1.
1.24.    “Closing Account Statement” is defined in Section 2.4.2.
1.25.    “Closing Cash Payment” means the Purchase Price, less the Seller Transaction Expenses, less the Closing Debt, less the Escrow Amount, less the Expense Fund Amount.
1.26.    “Closing Certificate” is defined in Section 2.4.1.
1.27.    “Closing Date” is defined in Section 2.2.1.
1.28.    “Closing Debt” is defined in Section 2.3.4.
1.29.    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
1.30.    “Common Stock” is defined in the Recitals.

1.31.    “Company” is defined in the Preamble.
1.32.    “Company Plan” is defined in Section 3.16.1.
1.33.    “Company’s 401(k) Plan” is defined in Section 3.16.2.
1.34.    “Confidential Information” means all information involving or relating to the Business, the Company or the Subsidiary, regardless of the form in which it is communicated or maintained, whether or not the information has been marked as “confidential” or “proprietary”, which contains or otherwise reflects nonpublic information involving or relating to the Business, the Company or the Subsidiary, including without limitation all financial data, business practices, business metrics, recruiting practices, employee lists and personnel information, operating and other data, reports, forecasts, services and product information, technical, strategic and customer information.
1.35.    “Contemplated Transactions” is defined in Section 3.4.
1.36.    “Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt) to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
1.37.    “Conversion Cost Estimate” is defined in Section 6.20.
1.38.    “D&O Tail Policy” is defined in Section 6.3.2.
1.39.    “Dataroom Disk” is defined in Section 6.18.
1.40.    “Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person: (a) for borrowed money (including overdraft facilities and factoring arrangements); (b) evidenced by notes, bonds, debentures or similar Contractual Obligations; (c) as lessee under capital leases (as required to be classified in accordance with GAAP); (d) in respect of drawn letters of credit and bankers’ acceptances; (e) for Contractual Obligations relating to interest rate protection, swap agreements, hedging agreements and collar agreements; (f) under performance bonds, (g) Contractual Obligations to repay deposits or advances by or owing to third parties, (h) prepayment premiums or any change of control premiums, if any, “breakage” costs or similar payments associated with the repayments thereof and accrued interest, if any, on and fees and expenses and all other amounts owed in respect of any of the foregoing, (i) Distributions, (j) BIRT and (k) any direct or indirect guaranty of Debt of any other Person or a type described in the foregoing clauses (a) through (j).
1.41.    “Disclosed Contract” is defined in Section 3.18.2.

1.42.    “Distributions” means the amount of any distributions declared and payable by the Company to the Sellers that have not been satisfied by the Company as of the Closing.
1.43.    “DOJ” is defined in Section 6.6.1.
1.44.    “Effective Date” is defined in the Preamble.
1.45.    “Employment Agreements” means the Employment Agreements, dated as of the Effective Date and effective as of the Closing Date, by and between the Company and each of John Sincavage, Jim Hallman, and Edward Cahill, substantially in the form attached hereto as EXHIBIT B.
1.46.    “Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is: (a) a welfare plan within the meaning of Section 3(1) of ERISA; (b) a pension benefit plan within the meaning of Section 3(2) of ERISA; (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (d) any other employment, deferred-compensation, retirement, termination pay, severance pay, welfare-benefit, bonus, incentive or fringe-benefit plan, program or arrangement.
1.47.    “Encumbrance” means any charge, claim, community or other marital property interest, equitable interest, lien (statutory or otherwise), license, option, pledge, security interest, mortgage, deed of trust, title defect, condition, conditional sale or other title retention device or agreement (including a capital lease), right of way, right of first refusal, right of first offer, purchase option, easement, encroachment, servitude or similar restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or similar restrictions or limitations.
1.48.    “Environmental Claim” any administrative or judicial action or order, by or from any person alleging Liability of whatever kind or nature (including Liability for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (a) the release of, or exposure to, any Hazardous Substances or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
1.49.    “Environmental Condition” means any condition of the environment resulting from a release of Hazardous Substances by the Company or the Subsidiary at the Real Property or any property previously owned, leased or operated by the Company, which violates any applicable Environmental Law or with respect to which the Company or the Subsidiary is required by any applicable Environmental Law to investigate or remediate.
1.50.    “Environmental Deductible Setoff” means any amount not to exceed $500,000 that Buyer would have received under the Environmental Insurance Policy but for the existence of the $500,000 deductible set forth in such policy pursuant to claims submitted within eighteen (18) months following Closing.
1.51.    “Environmental Insurance Policy” is defined in Section 6.15.
1.52.    “Environmental Laws” means any applicable Legal Requirement in effect as of the Closing Date relating to: (a) releases or threatened releases of Hazardous Substances; (b) pollution, or the protection of natural resources, endangered or threatened species or protection of human health or safety, or public health or the environment or worker safety or health; or (c) the presence, exposure to, management, recycling, remediation, manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances, including the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§2601 et seq.; the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. §§11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§7401 et seq. and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§651 et seq.
1.53.    “Environmental Permit” means any Permit required pursuant to Environmental Law.
1.54.    “Environmental Undertakings” is defined in Section 6.19.
1.55.    “Equity Interests” means: (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person; and (b) any option, warrant, purchase right, conversion right, exchange rights or other Contractual Obligation which could entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock or equity, profit participation, liquidity event participation or other similar rights).
1.56.    “ERISA” means the federal Employee Retirement Income Security Act of 1974, as amended from time to time.
1.57.    “ERISA Affiliate” means, with respect to the Company, any other Person that, together with the Company, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
1.58.    “Escrow Agent” means Delaware Trust Company or such other institution agreed upon by Buyer and the Seller Representatives.

1.59.    “Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, by and among the Seller Representatives, Buyer, and the Escrow Agent, substantially in the form attached hereto as EXHIBIT C.
1.60.    “Escrow Amount” is $10,000,000.
1.61.    “Estimated BIRT Refund” is defined in Section 6.17.
1.62.    “Estimated Life Insurance Refund” is defined in Section 6.17.
1.63.    “Expense Fund” is defined in Section 2.3.6.
1.64.    “Expense Fund Amount” is $500,000.
1.65.    “FDA” is defined in Section 3.25.
1.66.    “Financials” is defined in Section 3.6.1(b).
1.67.    “Financing” is defined in Section 5.5.
1.68.    “FTC” is defined in Section 6.6.1.
1.69.    “Fundamental Representation” is defined in Section 9.1.3.
1.70.    “GAAP” means the generally accepted accounting principles in the United States as in effect from time to time.
1.71.    “Governing Documents” means, with respect to a particular Person: (a) if a corporation, the articles or certificate of incorporation and bylaws and, specifically with respect to the Company, its Fourth Amended and Restated Shareholders’ Agreement; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and certificate of limited partnership; (d) if a limited liability company, the articles or certificate of organization or formation and any limited liability company or operating agreement; and (e) all amendments or supplements to any of the foregoing.
1.72.    “Governmental Authority” means any federal, state, county, municipal or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency, bureau, branch, department, division or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.
1.73.    “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered, issued, made, or rendered by or with, or settlement under the jurisdiction of, any Governmental Authority.

1.74.    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
1.75.    “Hazardous Substance” means any: (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation or polychlorinated biphenyls; (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “extraordinarily hazardous substances”, “hazardous wastes”, “hazardous substances”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, pollutant, waste, material or substance that is regulated as hazardous under any applicable Environmental Law.
1.76.    “Immediate Family Relations” means, with respect to any individual: (a) such Person’s spouse; (b) each parent, brother, sister or natural, step or adopted child of such Person or such Person’s spouse; (c) the spouse of any Person described in clause (b) hereof; (d) each natural, step or adopted child of any Person described in clauses (a), (b) or (c) hereof; (e) each trust created solely for the benefit of one or more of the Persons described in clauses (a) through (d) hereof; and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) hereof in his capacity as such custodian or guardian.
1.77.    “Inbound IP Agreements” is defined in Section 3.13.3.
1.78.    “Indemnified Party” means, with respect to any Indemnity Claim, the party asserting such claim.
1.79.    “Indemnifying Party” means, with respect to any Indemnity Claim, the party against whom such claim is asserted.
1.80.    “Indemnity Claim” means a claim for indemnity pursuant to Section 9.1 or Section 9.2, as the case may be.
1.81.    “Intellectual Property” means intellectual property rights of any type or nature, however, denominated, throughout the world, including: (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, divisional, revision, reissue, extension or reexamination thereof; (b) trademarks, service marks, trade names, trade dress, slogans, logos, corporate names, and other brand or source identifiers, and all goodwill and common law rights associated therewith, as well as all registrations, renewals, and applications therefor; (c) copyrights (whether registered or unregistered), copyright registrations and applications, copyrightable works, and website content; (d) internet domain names, and uniform resource locators, and applications to register the same; (e) computer software, proprietary data, rights in databases and data collections and documentation thereof; (f) rights of privacy and publicity; (g) trade secrets (as determined pursuant to applicable Legal Requirements), innovations, designs, know how, and other

Confidential Information (including ideas, research and development information, plans, proposals, methods, techniques, processes, statistical models, technical data, financial and marketing plans and customer and vendor lists and information), whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing; (h) moral rights; (i) all applications, extensions, renewals, translations, and other derivative works of, or other materials related to, any of the foregoing; and (j) rights to bring claims, or to oppose, interfere with or cancel the rights of others, based upon the foregoing, in each case, to the extent protectable by applicable law.
1.82.    “Interim Financials” is defined in Section 3.6.1(b).
1.83.    “Inventory” is defined in Section 3.11.
1.84.    “Kimmel Affiliates” means, collectively, Harvey Kimmel 2012 Irrevocable Trust, Harvey Kimmel 2014 Grantor Retained Annuity Trust, Harvey Kimmel 2014 Grantor Retained Annuity Trust #2, Jennifer Kimmel Trust dated April 10, 2003 and Sara Kimmel.
1.85.    “Kleiman Affiliates” means Gary D. Kleiman 2012 Irrevocable Trust and Roberta Kleiman.
1.86.    “Knowledge of Sellers” means the actual knowledge of James G. Baxter, John Sincavage, Jim Hallman, Edward Cahill, Harvey Kimmel and Gary Kleiman after a reasonable investigation of the subject matter in question by a review of such Person’s reasonably applicable files and records and due inquiry of such Person’s direct reports, in each case, with respect to the subject matter in question.
1.87.    “Legal Requirement” means any United States federal, state or local or applicable foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation or any Governmental Order, or any license, franchise, Permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.
1.88.    “Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, asserted or unasserted, determined, determinable or otherwise, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not required under GAAP to be accrued on the financial statements of such Person.
1.89.    “Liability Policy” is defined in Section 3.23.
1.90.    “Life Insurance Refund” is defined in Section 6.17.
1.91.    “Losses” is defined in Section 9.1.1.
1.92.    “Material Adverse Effect” means any change in, or effect on, the Business, operations, Assets, Liabilities or condition (financial or otherwise) of the Company or the

Subsidiary, which, when considered either individually or in the aggregate together with all other adverse changes or effects, is, or could reasonably be expected to be, materially adverse to the Business, operations, Assets, Liabilities or condition (financial or otherwise) of the Company or the Subsidiary, taken as a whole; except for any such change or effect resulting from: (a) the effect of any change in the United States or foreign economies or securities or financial markets in general (but only to the extent such change does not disproportionately affect the Company or the Subsidiary); (b) the effect of any change that generally affects the industry in which the Company or the Subsidiary operate (but only to the extent such change does not disproportionately affect the Company or the Subsidiary); (c) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof (but only to the extent such change does not disproportionately affect the Company or the Subsidiary); (d) the effect of any action taken by Buyer or its Affiliates with respect to the Contemplated Transactions; (e) the effect of any changes in applicable Legal Requirements or accounting rules that does not disproportionately affect the Company or the Subsidiary; (f) the failure of the Company or the Subsidiary to meet any of their projections (provided that the underlying causes of any such failure (subject to the other provisions of this definition) shall not be excluded); (g) any effect resulting from the public announcement of this Agreement (except to the extent made in violation of this Agreement by the Company or the Subsidiary (prior to the Closing Date) or any Seller), compliance with terms of this Agreement or the consummation of the Contemplated Transactions in accordance with the terms hereof; (h) the effect of any action taken by Sellers, the Company, the Subsidiary or any of their respective Affiliates with respect to which Buyer has consented to or otherwise waived, in either case, in writing; or (i) any action taken or not taken by Sellers, the Company, the Subsidiary or any of their respective Affiliates or representatives, in either case, at the written request of Buyer or that is required or contemplated by this Agreement or the Contemplated Transactions.
1.93.    “Morgan Lewis” is defined in Section 1.120.
1.94.    “Most Recent Balance Sheet” is defined in Section 3.6.1(b).
1.95.    “Most Recent Balance Sheet Date” is defined in Section 3.6.1(b).
1.96.    “Off-the-Shelf Software” means software, including open source and “shrink wrap” software, obtained from a Person: (a) on general commercial terms and which continues to be widely available on such commercial terms; (b) which is not distributed with or incorporated in any Company or Subsidiary product; (c) which is used for business infrastructure or other internal purposes; and (d) was licensed for fixed payments of less than $200,000 in the aggregate or annual payments of less than $100,000.
1.97.    “Ordinary Course of Business” means, with respect to any Person, the ordinary course of such Person’s business which is consistent with the past customs and practices (including with respect to quantity and frequency to the extent applicable under the circumstances) of such Person.

1.98.    “Other Antitrust Laws” means the antitrust and competition laws of all jurisdictions other than those of the United States and any foreign investment laws.
1.99.    “Party” and “Parties” are defined in the Preamble.
1.100.    “Payoff Letters” is defined in Section 2.3.4.
1.101.    “Permits” means, with respect to any Person, any license, registration, qualification, filing, waiver, franchise, permit, consent, bond, accreditation, operating authority, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
1.102.    “Permitted Encumbrance” means: (a) statutory liens for current Taxes, special assessments and other governmental charges, which are not yet delinquent, are being contested in good faith or which may hereafter be paid without penalty, and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’, and similar statutory liens not yet delinquent arising or incurred in the Ordinary Course of Business which liens are not material in the aggregate and the obligation giving rise to which is reflected in the Financials; (c) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security; (d) restrictions on the transfer of securities arising under federal and state securities Legal Requirements; (e) easements, rights of way and other similar matters of record set forth in Schedule 1.102 affecting title to but not adversely affecting current occupancy or use of the Real Property owned or occupied by the Company or the Subsidiary in any material respect; and (f) zoning ordinances or land use restrictions of record, either of which are not violated in any material respect by the current use and operation of the Real Property owned or occupied by the Company or the Subsidiary.
1.103.    “Person” means any individual or corporation, association, general or limited partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.
1.104.    “Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning after the Closing Date.
1.105.    “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.
1.106.    “Purchase Price” is $175,000,000, subject, for the avoidance of doubt, to adjustment in accordance with Section 2.4.1.

1.107.    “Real Property” is defined in Section 3.12.
1.108.    “Real Property Leases” is defined in Section 3.12.
1.109.    “Releasee” is defined in Section 6.2.
1.110.    “Releasor” is defined in Section 6.2.
1.111.    “Restricted Period” is defined in Section 6.12.1.
1.112.    “Restricted Territory” means (a) the United States, (b) the geographic area(s) within a one-hundred (100) mile radius of any and all Buyer, Company and Subsidiary location(s) in which employees or independent contractors of Buyer, the Company or the Subsidiary work or of any other geographic location to which employees or independent contractors of Buyer, the Company or the Subsidiary are assigned or have any responsibility (either direct or supervisory) and (c) all of the specific customer accounts of Buyer, the Company or the Subsidiary as of the Closing Date, whether within or outside of the geographic areas defined in clauses (a) and (b) above.
1.113.    “Scheduled Intellectual Property” is defined in Section 3.13.1.
1.114.    “Second Request” is defined in Section 8.1.2.
1.115.    “Section 338(h)(10) Election” is defined in Section 10.2.
1.116.    “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.
1.117.    “Seller Group” is defined in Section 9.13.
1.118.    “Seller Indemnified Person” is defined in Section 9.2.1.
1.119.    “Seller Representatives” is defined in Section 6.9.
1.120.    “Seller Transaction Expenses” means all costs, fees, and expenses (including legal, accounting, consulting, advisory, financial, and brokerage fees) incurred in connection with or in anticipation of the negotiation, execution, and delivery of this Agreement and the Ancillary Agreements or the Contemplated Transaction to the extent such costs, fees, and expenses are payable or reimbursable by the Company or the Subsidiary, including specifically: (a) all fees and expenses payable to Falcon Capital Partners LLC (or BA Securities, LLC on behalf of Falcon Capital Partners LLC) and all other brokerage fees, commissions, finders’ fees or financial advisory fees so incurred; (b) the fees and expenses of Morgan, Lewis & Bockius LLP (“Morgan Lewis”) and all other fees and expenses of legal counsel, accountants, consultants, and other experts and advisors so incurred; (c) all Change of Control Payments; (d) any expense or premium required to bind the Environmental Insurance Policy; and (e) any expenses pursuant to Section 6.3.2.

1.121.    “Sellers” is defined in the Preamble.
1.122.    “Shares” is defined in the Recitals.
1.123.    “Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
1.124.    “Subsidiary” means GEPCO International, Inc., a Delaware corporation and wholly owned subsidiary of the Company.
1.125.    “Supplementary Schedules” is defined in Section 9.10.3.
1.126.    “Systems” is defined in Section 3.13.7.
1.127.    “Target Working Capital” is $5,258,149.
1.128.    “Tax” or “Taxes” means any tax of any kind, including any federal, state, local or foreign income, capital gains, gift or estate, gross receipts, commercial activity, sales, use, value-added, production, ad valorem, transfer, documentary, franchise, net worth, capital, registration, profits, license, lease, service, service use, withholding, social security (or similar, including FICA), payroll, employment, unemployment, disability, estimated, alternative or add-on minimum, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, intangibles, windfall profits, customs, duties or other tax, fee, assessment, escheatment or charge of any kind whatsoever, including tax for which a taxpayer is responsible by reason of Treasury Regulations Section 1.1502-6 (and any comparable provision of state, local or foreign Tax Legal Requirement) or as a successor by reason of Contractual Obligation, indemnity or otherwise, together with any interest, additions, fine or penalty with respect thereto and any interest in respect of such interest, additions, fine or penalties.
1.129.    “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.
1.130.    “Termination Date” is defined in Section 8.1.2.
1.131.    “Third Party Claim” is defined in Section 9.4.1.
1.132.    “Total Outstanding Shares” means 20,025.
1.133.    “Transfer Taxes” is defined in Section 10.5.
1.134.    “Treasury Regulations” means the regulations promulgated under the Code.
1.135.    “Union Agreement” is that certain Agreement, by and between the Company and United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union District 10, Local 286, effective as of March 1, 2013.

1.136.    “Unresolved Items” is defined in Section 2.4.2.
1.137.    “Value Appreciation Plan” means the Company’s Value Appreciation Plan, dated as of January 31, 2001, as amended on November 27, 2012.
1.138.    “VSP” is defined in Section 6.10.
1.139.    “Working Capital” means the Company’s and the Subsidiary’s current assets (including Cash) minus the Company’s and the Subsidiary’s current liabilities (excluding the current portion of Debt and the Seller Transaction Expenses), in each case as determined in accordance with the Accounting Principles.
2.    PURCHASE.
2.1.    Purchase and Sale of Shares. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Sellers will sell, transfer, and deliver to Buyer, free and clear of any and all Encumbrances, and Buyer will purchase from Sellers, all of the Shares, for the Purchase Price.
2.2.    The Closing.
2.2.1.    The consummation of the Contemplated Transactions (the “Closing”) will take place at the offices of Morgan Lewis at 502 Carnegie Center, Princeton, New Jersey 08540 on such date mutually agreed upon by the Parties, which shall be no later than two (2) Business Days after satisfaction of the conditions set forth in Section 7 (other than those conditions that by their nature will be satisfied at Closing) (the date on which the Closing occurs, the “Closing Date”). The failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place specified herein will not relieve any Party to this Agreement of any obligation under this Agreement. The purchase and sale contemplated by this Agreement shall be deemed to take place and to be effective at 11:59 P.M. on the Closing Date.
2.2.2.    At Closing, Buyer shall execute or deliver, as applicable, to Sellers the following:
(a)    the Escrow Agreement, duly executed by Buyer;
(b)    a good standing certificate for Buyer from the Secretary of State of Ohio, as of a recent date; and
(c)    a certificate of the secretary of Buyer, dated as of the date hereof, and in a form reasonably acceptable to Sellers, certifying as to due corporate approval to complete the Contemplated Transactions.
2.2.3.    At Closing, Sellers shall execute or deliver, as applicable, or cause to be executed or delivered, to Buyer the following:

(a)    the Escrow Agreement, duly executed by the Seller Representatives;
(b)    a copy of the Articles of Incorporation of the Company, as amended, certified by the Secretary of the Commonwealth of Pennsylvania, as of a recent date;
(c)    a good standing certificate of the Company from the Secretary of the Commonwealth of Pennsylvania, as of a recent date;
(d)    a copy of the Certificate of Incorporation of the Subsidiary, as amended, certified by the Secretary of the State of Delaware, as of a recent date;
(e)    a good standing certificate of the Subsidiary from the Secretary of the State of Delaware, as of a recent date;
(f)    a certificate of the secretary of the Company, dated as of the date hereof, and in a form reasonably acceptable to Buyer, certifying as to: (i) the Company’s and the Subsidiary’s Governing Documents and (ii) due corporate approvals to complete the Contemplated Transactions;
(g)    evidence satisfactory to Buyer of the Company obtaining each of the consents identified on Schedule 2.2.3(g);
(h)    evidence satisfactory to Buyer of the Company terminating each of the Contractual Obligations identified on Schedule 2.2.3(h);
(i)    stock certificates or notarized affidavits of lost stock certificates, along with stock powers endorsed in blank, and Form W-9 exemptions from backup withholding;
(j)    evidence satisfactory to Buyer that the Company has taken all actions necessary to effect the termination of the Company’s 401(k) Plan as of the day prior to the Closing Date, contingent on the Closing;
(k)    original IRS Form 8023, Elections Under Section 338 for Corporations Making Qualified Stock Purchases, effecting a Section 338(h)(10) Election and signed by each Seller, together with such other forms as may be reasonably requested by Buyer to effect the Section 338(h)(10) Election for state and local Tax purposes;
(l)    resignations, in forms satisfactory to Buyer, of each of the officers and directors of each of the Company and the Subsidiary; and
(m)    certificates from each Seller and the Company, certifying that, pursuant to Treasury Regulation Section 1.1445-2(b), such Seller or the Company, as applicable, is not a foreign person within the meaning of Section 1445 of the Code and in the form provided in Treasury Regulation Section 1.445-2(b)(2)(iv)(A) and (B).

2.3.    Closing Date Matters. At the Closing, the Parties shall take, or cause to be taken, the following steps:
2.3.1.    each of Buyer, Sellers, and the Company, shall deliver to the relevant counterparties, executed counterparts of this Agreement and each Ancillary Agreement to which it is a party;
2.3.2.    Buyer shall deliver to the Seller Representatives (for the benefit of Sellers) by wire transfer of immediately available funds to an account designated in writing by the Seller Representatives to Buyer an amount equal to Closing Cash Payment; provided, however, that in no event will Buyer or any of Buyer’s Affiliates (including the Company and the Subsidiary) have any responsibility or liability for the allocation or distribution of the Closing Cash Payment among Sellers by the Seller Representatives;
2.3.3.    Buyer shall deliver the Escrow Amount to the account designated by the Escrow Agent, by wire transfer of immediately available funds. The Escrow Amount shall be held and disbursed eighteen (18) months following the Closing Date in accordance with the Escrow Agreement, and, for tax purposes, Sellers and Buyer shall account for disbursements of the Escrow Amount as provided under applicable Treasury Regulations under Section 338 of the Code;
2.3.4.    Buyer shall pay in full, pursuant to the terms of payoff letters satisfactory to Buyer delivered by the Seller Representatives to Buyer (collectively, the “Payoff Letters”), by wire transfer of immediately available funds to the accounts specified in the Payoff Letters, all Debt of the Company and the Subsidiary (other than the aggregate amount of Distributions and BIRT), including all Debt identified on Schedule 3.9 and any Debt termination payments (collectively, the “Closing Debt”), which Payoff Letters will provide for the termination of all Encumbrances on any Assets securing such Closing Debt and will, together with appropriate termination statements relating thereto, be in form and substance reasonably satisfactory to Buyer with respect thereto. For Tax purposes, Sellers will be treated as having received as Purchase Price the amount of Closing Debt paid by Buyer pursuant to this Section 2.3.4;
2.3.5.    Buyer shall pay in full, pursuant to the terms of invoices satisfactory to Buyer delivered by the Seller Representatives to Buyer, by wire transfer of immediately available funds to the accounts specified in such invoices, all Seller Transaction Expenses to the extent incurred but unpaid as of the Closing, and such invoices (which will include payee names, payment amounts, and payee addresses and accounts) shall constitute a representation and warranty of Sellers as to, and Buyer shall be entitled to rely on, the accuracy thereof. For Tax purposes, Sellers will be treated as having received as Purchase Price the amount of Seller Transaction Expenses paid by Buyer pursuant to this Section 2.3.5; and

2.3.6.    Buyer shall deliver the Expense Fund Amount to the Seller Representatives by wire transfer of immediately available funds to the account specified in writing by the Seller Representatives (the “Expense Fund”), which shall be held by the Seller Representatives on behalf of Sellers. Each Seller shall be deemed to have contributed its pro rata share of the Expense Fund. Sellers will not receive any interest or earnings on the Expense Fund and each Seller hereby irrevocably transfers and assigns to the Seller Representatives any ownership right that he, she or it may otherwise have had in any such interest or earnings. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by Sellers at the time of Closing.
2.4.    Pre-Closing Estimate of Working Capital; Adjustment.
2.4.1.    Certain Adjustments. No later than two (2) Business Days prior to the Closing Date, the Company shall have caused to be prepared and delivered to Buyer a certificate (which shall be subject to review and approval of Buyer) of an officer of the Company, setting forth their good faith estimate as of the Closing of the Working Capital (such certificate, the “Closing Certificate”). The Company shall furnish to Buyer such accounting resources and work papers and other documents and information relating to the Closing Certificate as Buyer may reasonably request. The Purchase Price shall be increased or decreased, respectively, on a dollar-for-dollar basis, by the amount by which the Working Capital as of the Closing as set forth on the Closing Certificate is greater than or less than, as applicable, the Target Working Capital, respectively.
2.4.2.    Closing Account Statement. As promptly as possible, and in any event within ninety (90) days after the Closing Date, Buyer will prepare or cause to be prepared in accordance with the terms of this Agreement, and will deliver to the Seller Representatives, a written statement setting forth in reasonable detail its determination of the Working Capital as of the Closing (the “Closing Account Statement”). Buyer shall furnish to the Seller Representatives such accounting resources and work papers and other documents and information relating to the Closing Account Statement as the Seller Representatives may reasonably request. The amounts set forth on the Closing Account Statement shall be subject to the consent of the Seller Representatives, which consent shall not be unreasonably withheld or delayed. If Buyer and the Seller Representatives are unable to consent to all or a portion of the Closing Account Statement within one hundred twenty (120) days after the Closing Date, Buyer and the Seller Representatives shall submit the portions of the Closing Account Statement which have not been agreed upon by Buyer and the Seller Representatives (the “Unresolved Items”) for resolution to a nationally recognized public accounting firm mutually agreed by Buyer and the Seller Representatives (the “Accounting Firm”), which shall be instructed to determine and report to Buyer and the Seller Representatives in writing upon resolution of such Unresolved Items and the Closing Account Statement, within thirty (30) days after such submission. The Accounting Firm shall be bound by the provisions of this Section 2.4 and Section 2.5 and shall issue a written ruling only in respect of the Unresolved Items, and the Accounting Firm’s resolution thereof shall be consistent with the terms and conditions in this Agreement, including this Section 2.4.2 and EXHIBIT D. For the avoidance of doubt, such resolution shall not exceed the value of the Seller Representatives’ determination of the net amount of the Unresolved Items nor be less than the value of Buyer’s determination of the net amount of the Unresolved Items. Buyer and the Seller Representatives shall be afforded the opportunity to present to the Accounting Firm its position with respect to any Unresolved Items and any materials such party deems relevant to the Accounting Firm’s determination. Buyer and the Seller Representatives shall furnish to the Accounting Firm such work papers and other documents and information relating to the Closing Account Statement as the Accounting Firm may reasonably request. The fees and expenses of the Accounting Firm shall be borne as follows: (a) if the net amount of the Unresolved Items submitted to the Accounting Firm (as finally determined by the Accounting Firm) is closer to the net amount of the Unresolved Items as submitted to the Accounting Firm by Buyer than to the net amount of the Unresolved Items as submitted to the Accounting Firm by the Seller Representatives, then the fees and expenses of the Accounting Firm shall be borne by Sellers; and (b) if otherwise, the fees and expenses of the Accounting Firm shall be borne by Buyer.
2.4.3.    Post-Close Adjustments. Promptly, and in any event no later than the fifth (5th) Business Day after the final determination of the Closing Account Statement: (a) if the actual Working Capital set forth in the Closing Account Statement (as finally determined in accordance with Section 2.4.2) exceeds the estimated Working Capital set forth in the Closing Certificate, then Buyer shall pay to Sellers such excess amount by wire transfer of immediately available funds; and (b) if the actual Working Capital set forth in the Closing Account Statement (as finally determined in accordance with Section 2.4.2) is less than the estimated Working Capital set forth in the Closing Certificate, then Sellers shall pay to Buyer an amount equal to such shortfall as set forth in the last sentence of this Section 2.4.3.
2.5.    Accounting Procedures. The Closing Certificate, the Closing Account Statement, and the determination and calculation of Working Capital contained therein shall be prepared and calculated on a consolidated basis for the Company and the Subsidiary in accordance with GAAP and, to the extent consistent with GAAP, using the same accounting principles, practices, procedures, policies, and methods (with consistent classifications, inclusions and exclusions, except that Cash shall only be included in the Working Capital included in the Closing Account Statement) used and applied by the Company in the preparation of its audited financial statements as of December 31, 2014, provided that such statements, calculations, and determinations shall not include any purchase accounting or other adjustment arising out of the consummation of the Contemplated Transactions (the “Accounting Principles”). The Closing Account Statement shall not include any line item not included in the example set forth on EXHIBIT D.

2.6.    Tax Withholding. Buyer will be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Legal Requirement; provided, however, that Buyer shall provide written notice to the Seller Representative, at least three (3) Business Days prior to any such deduction and withholding, as to its intent to so deduct and withhold and the basis in applicable Tax Legal Requirement for such deduction and withholding. Buyer shall consider in good faith any objections to withholding proposed by the Seller Representatives. All such withheld amounts will be treated as delivered to Sellers hereunder.
3.    REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND THE SUBSIDIARY.
In order to induce Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, Sellers represent and warrant to Buyer as follows:
3.1.    Organization and Good Standing. The Company is a corporation duly organized, validly existing, and in good standing under the applicable laws of the Commonwealth of Pennsylvania. The Company has not qualified, and is not required to be qualified, to do business in any jurisdiction other than the Commonwealth of Pennsylvania, other than any jurisdiction in which the failure to be so qualified would not have a Material Adverse Effect. The Subsidiary is a corporation duly organized, validly existing, and in good standing under the applicable laws of the State of Delaware. The Subsidiary has not qualified, and is not required to be qualified, to do business in any jurisdiction other than the State of Delaware, other than any jurisdiction in which the failure to be so qualified would not have a Material Adverse Effect. Schedule 3.1 sets forth a true and complete list of the officers and members of the board of directors of each of the Company and the Subsidiary.
3.2.    Power and Authorization. The execution, delivery, and performance by the Company of this Agreement and each Ancillary Agreement to which the Company is a party and the consummation of the Contemplated Transactions are within the power and authority of the Company and have been duly authorized by all necessary action on the part of the Company. This Agreement and each Ancillary Agreement to which the Company is a party has been duly executed and delivered by the Company and (assuming due execution and delivery by the other parties hereto and thereto) is a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by the availability of equitable remedies. The Company and the Subsidiary each have the full power and authority necessary to own and use their respective assets and the Company and the Subsidiary each have the full power and authority necessary to carry on the Business.
3.3.    Authorization of Governmental Authorities. No authorization, consent or approval by, or filing with, any Governmental Authority (other than in connection with the HSR Act and applicable Other Antitrust Laws) is required for, or in connection with, the authorization, execution, delivery, and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party or the consummation of the Contemplated Transactions by the Company.
3.4.    Noncontravention. Except as set forth in Schedule 3.4, neither the execution, delivery, and performance by the Company of this Agreement or any Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby (the “Contemplated Transactions”) will: (a) violate any Legal Requirement applicable to the Company or the Subsidiary; (b) result in a breach or violation of, or default (or an event that, with notice or the lapse of time or both, would become a default) under, or the material loss of a benefit, or material increase in any fee, liability or obligation under, any material Contractual Obligation of the Company or the Subsidiary; (c) require any authorization, consent or approval of, or notice to, any Person under any material Contractual Obligation of the Company or the Subsidiary; (d) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Asset; or (e) result in a breach or violation of, or default (or an event that, with notice or the lapse of time or both, would become a default) under, or the material loss of a benefit, or material increase in any fee, liability or obligation under, the Governing Documents of the Company or the Subsidiary.
3.5.    Capitalization. All of the outstanding Equity Interests of the Company are held of record and beneficially owned by the Persons and in the respective amounts set forth on EXHIBIT A. All Equity Interests of the Subsidiary are owned by the Company. Neither the Company nor the Subsidiary has issued any equity, options, warrants or other similar rights to purchase, or securities otherwise convertible into, its Equity Interests. All of the outstanding Equity Interests of the Company and the Subsidiary have been duly authorized and validly issued, and are fully paid and non-assessable. Neither the Company nor the Subsidiary has violated any Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its respective Equity Interests. Neither the Company nor the Subsidiary controls, directly or indirectly, or own any direct or indirect Equity Interest in any Person other than, in the case of the Company, the Subsidiary. Except as imposed by applicable securities laws or the Company’s or the Subsidiary’s Governing Documents, there are no Encumbrances on, or other Contractual Obligations relating to, the ownership, transfer or voting of any Equity Interests in the Company or the Subsidiary, or otherwise affecting the rights of any holder of the Equity Interests in the Company or the Subsidiary. There is no Contractual Obligation, or provision in the Governing Documents of the Company or the Subsidiary which obligates the Company or the Subsidiary to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interests in the Company or the Subsidiary that has been triggered prior to the Effective Date. Neither the Company nor the Subsidiary is under any obligation to register the offer and sale or resale of its Equity Interests under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

3.6.    Financial Statements.
3.6.1.    Financial Statements. Schedule 3.6.1 sets forth copies of each of the following:
(a)    the audited consolidated balance sheets of the Company and the Subsidiary, as of December 31, 2014 (the “Most Recent Balance Sheet Date”) and December 31, 2013, together with the related statements of income, shareholders’ equity and cash flows for the fiscal years then ended, together with the notes thereto, and the other financial information included therewith (the “Annual Financials”, and the balance sheet included with the December 31, 2014 audited consolidated financial statements, the “Most Recent Balance Sheet”); and
(b)    the unaudited consolidated balance sheet of the Company and the Subsidiary, as of March 31, 2015, together with the related statements of income and cash flows for the three (3) month period then ended (the “Interim Financials” and together with the Annual Financials, the “Financials”).
3.6.2.    Complete and Correct. The Financials were prepared in accordance with the books and records of the Company and the Subsidiary in all material respects and in accordance with GAAP. The Financials present fairly, in all material respects, the financial position, results of operations, shareholders’ equity (where applicable) and cash flows of the Company and the Subsidiary at the dates and for the time periods indicated. Since the Most Recent Balance Sheet Date, neither the Company nor the Subsidiary has made any change in its methods of accounting or accounting practices. The books of account of the Company and the Subsidiary are true, correct, and complete, have been maintained in accordance with good business practices and fairly reflect in all material respects all of the properties, assets, Liabilities, and transactions of the Company and the Subsidiary. The internal controls and procedures of the Company and the Subsidiary are sufficient to ensure that the Financials are true and complete in all material respects. There is no probable or reasonably possible “loss contingency” (within the meaning of Statement of Financial Accounting Standards No. 5) that is not reflected in the Financials.
3.6.3.    Accounts Receivable. All accounts receivable set forth on the Interim Financials and all accounts receivable arising after the Most Recent Balance Sheet Date are determined in accordance with GAAP applied on a consistent basis throughout the period involved, arose out of bona fide transactions in the Ordinary Course of Business, are owned by the Company and the Subsidiary free and clear of all Encumbrances other than Permitted Encumbrances, and, (a) to the Knowledge of Sellers, are collectible in full in the Ordinary Course of Business and (b) will be collected, in each case, net of the reserves therefor, within one hundred twenty (120) days following the Closing Date. Neither the Company nor the Subsidiary has agreed to any material deduction, material discount or other deferred price or quantity adjustment, and there are no disputes, with respect to any of its accounts receivable, and all accounts receivable constitute only valid, undisputed claims of the Company and the Subsidiary not subject to claims of setoff or deductible or other defenses or counterclaims.
3.7.    Absence of Undisclosed Liabilities. Except as disclosed on Schedule 3.7, neither the Company nor the Subsidiary has any Liabilities required to be reflected on a balance sheet prepared in accordance with GAAP except for: (a) Liabilities specifically set forth on the face of the Most Recent Balance Sheet; (b) performance obligations under any Contractual Obligations entered into after the Most Recent Balance Sheet Date or other obligations arising prior to the Most Recent Balance Sheet Date which would not be required to be set forth on the Financials in accordance with GAAP; and (c) Liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date and which are not, individually or in the aggregate, material in nature or amount.
3.8.    Absence of Certain Developments. From the Most Recent Balance Sheet Date to the date of this Agreement, the Business has been conducted in the Ordinary Course of Business:
(a)    neither the Company nor the Subsidiary has made any change in its methods of accounting or accounting practices (including with respect to reserves);
(b)    neither the Company nor the Subsidiary has: (i) amended its Governing Documents; (ii) amended any term of its outstanding Equity Interests or other securities; or (iii) issued, sold, granted, or otherwise disposed of, its Equity Interests or other securities;
(c)    except as otherwise disclosed on Schedule 3.8(c), neither the Company nor the Subsidiary has: (i) made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its Equity Interests; or (ii) entered into, or performed, any transaction with, or for the benefit of, any Seller or any Affiliate thereof (other than payments made to officers, directors, and employees in the Ordinary Course of Business);
(d)    there has been no material loss, destruction, interruption of use, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any material Asset or property of the Company or the Subsidiary;
(e)    except as otherwise disclosed on Schedule 3.8(e), neither the Company nor the Subsidiary has: (i) increased the compensation payable or paid, whether conditionally or otherwise, to (A) any employee, consultant or agent other than in the Ordinary Course of Business, (B) any director or officer or (C) any Seller or any Affiliate thereof; (ii) entered into any Contractual Obligation that provides for the employment or consultancy of any Person or provides a director, officer, employee or consultant with compensation, a loan or other benefits; or (iii) adopted, amended or terminated any Employee Plan, except for the termination of the Company’s 401(k) Plan as provided in Section 6.10 or, except in accordance with terms of an existing Employee Plan as in effect on the Most Recent Balance Sheet Date, increased any benefits under any Employee Plan;
(f)    neither the Company nor the Subsidiary has entered into, accelerated, amended or terminated any Disclosed Contract or Permit;
(g)    neither the Company nor the Subsidiary has written up or written down any of its material Assets or revalued its Inventory;
(h)    neither the Company nor the Subsidiary has (i) made a material new Tax election or change in any Tax election, (ii) amended any Tax Return, (iii) settled any Tax audit, (iv) changed any Tax accounting method or practice or (v) entered into any Contractual Obligation with respect to Taxes;
(i)    neither the Company nor the Subsidiary has (i) incurred, assumed or guaranteed any Debt, (ii) paid, discharged or satisfied any Liability in excess of $50,000 other than the repayment of debt or trade obligations in the Ordinary Course of Business, or (iii) cancelled any debts or claims or amended, terminated or waived any rights of the Company or the Subsidiary relating thereto;
(j)    except as otherwise disclosed on Schedule 3.8(j), neither the Company nor the Subsidiary has purchased, leased or otherwise acquired the right to own, use or lease any property or assets for an amount in excess of $50,000 individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term);
(k)    neither the Company nor the Subsidiary has transferred, assigned, sold or otherwise disposed of any of the Assets, other than in the Ordinary Course of Business;
(l)    neither the Company nor the Subsidiary has acquired by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;
(m)    neither the Company nor the Subsidiary has entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 3.8, except for those which would not be required to be set forth on the Financials in accordance with GAAP;
(n)    neither the Company nor the Subsidiary has taken, or caused to be taken, any action that would cause the Company to no longer be treated as a qualified S corporation for Tax purposes; and
(o)    no event or circumstance has occurred which has had or is reasonably likely to have a Material Adverse Effect.

3.9.    Debt; Seller Transaction Expenses; Guarantees. Neither the Company nor the Subsidiary has any Liabilities in respect of Debt or Seller Transaction Expenses except as set forth on Schedule 3.9. For each item of Debt and Seller Transaction Expense, Schedule 3.9 sets forth a true, correct, and complete list of Contractual Obligations containing all terms and conditions of such Debt or Seller Transaction Expenses, as applicable, and the principal amount of the Debt or Seller Transaction Expense, as applicable, as of the date hereof. Except as set forth on Schedule 3.9, neither the Company nor the Subsidiary has guaranteed any Liability of any other Person, and no other Person has guaranteed any Liability of the Company.
3.10.    Assets.
3.10.1.    The Company or the Subsidiary, as applicable, has sole and exclusive, good, and marketable title to, or, in the case of property held under a lease or other Contractual Obligation, a sole and exclusive, enforceable leasehold interest in, or right to use, all of its material properties, rights and assets, whether real or personal and whether tangible or intangible (collectively, the “Assets”).
3.10.2.    None of the Assets are subject to any Encumbrance other than Permitted Encumbrances. The Assets comprise all of the assets, properties, and rights of every type and description, whether real or personal, tangible or intangible, used in or necessary to conduct the Business and are adequate to conduct the Business as it is currently conducted in all material respects.
3.11.    Inventory. The inventory of the Company and the Subsidiary (the “Inventory”) consists of items that are merchantable and fit for the purposes intended and are of a quality and quantity useable and saleable in the Ordinary Course of Business, subject to appropriate and adequate allowances in accordance with GAAP (including GAAP materiality thresholds) for obsolete, damaged, defective, excess, slow-moving, and other irregular items that have been written off or written down to fair market value or for which adequate reserves have been established. Subject to GAAP materiality thresholds, the Inventory taken as a whole is recorded in the Company and the Subsidiary books and records and Financials at an amount that is not in excess of the lower of its cost or its current fair market value in accordance with GAAP consistently applied. None of the Inventory is held on consignment, or otherwise, by third parties.
3.12.    Real Property.
3.12.1.     Schedule 3.12 describes all property owned in fee by the Company or the Subsidiary and each leasehold interest in real property leased, subleased by, licensed or with respect to which a right to use or occupy has been granted to or by the Company or the Subsidiary (the “Real Property”), specifies the lessors of such leased property, and identifies each lease pursuant to which such property is leased (the “Real Property Leases”). The Company and the Subsidiary own fee simple title, or valid, enforceable leasehold interests (with respect to the property leased pursuant to the Real Property Leases), as the case may be, in the

Real Property, subject only to the Permitted Encumbrances. Except as described on Schedule 3.12 there are no written or oral leases, subleases, licenses, concessions, occupancy agreements or other Contractual Obligations executed by the Company or the Subsidiary, predecessors-in-interest to the Company or the Subsidiary, or any parties claiming by or through the Company or the Subsidiary, in any case, granting to any other Person the right of use or occupancy of the Real Property and there is no Person (other than the Company or the Subsidiary) occupying or with the right to occupy the leased Real Property. Except as set forth on Schedule 3.12, the Real Property is sufficient for the continued conduct of the business of the Company and the Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the business of the Company and the Subsidiary as currently conducted. The Real Property and buildings, fixtures and improvements thereon (i) are in good operating condition without structural defects, and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections, except for ordinary, routine maintenance and repairs that are not material in nature or cost and (ii) are suitable, sufficient and appropriate in all respects for their current uses. Except as set forth on Schedule 3.12, all building permits, certificates of occupancy, business licenses, and, without limitation, all other licenses and permits required in connection with the construction, use or occupancy of the Real Property required to be obtained by the Company or the Subsidiary have been obtained and are in good standing. Neither the Company nor the Subsidiary has received written, or, to the Knowledge of Sellers, oral, notice of, and to the Knowledge of Sellers, there are no (a) violations of building codes and/or zoning ordinances or other governmental or regulatory laws affecting the Real Property, (b) existing, pending or threatened condemnation proceedings affecting the Real Property or (c) existing, pending or threatened zoning, building code or other moratorium proceedings or similar matters which could reasonably be expected to have a Material Adverse Effect. Neither the whole nor any material portion of any of the Real Property has been damaged or destroyed by fire or other casualty.
3.12.2.    Without limiting the generality of the foregoing, except as set forth on Schedule 1.102, (a) there are no unrecorded outstanding options, rights of first offer or rights of first refusal or other similar contracts or rights to purchase the Real Property owned in fee by the Company or the Subsidiary, or any portion thereof or interest therein, nor has the Company or the Subsidiary transferred any air, mineral or development rights relating to the Real Property owned in fee by the Company or the Subsidiary, (b) the Real Property has vehicular access to public streets, and to the Knowledge of Sellers, the building and structures on the Real Property do not materially encroach upon adjoining land and there are no material encroachments by structures on adjoining land onto the Real Property, (c) all utility services required for the normal operation of the business of the Company and the Subsidiary currently serve the Real Property and (d) neither the Company, the Subsidiary or any Seller has received any notice from any insurance company that has issued a policy with respect to the Real Property requiring performance of any structural or other repairs or alterations to the Real Property that remain unperformed.
3.13.    Intellectual Property.
3.13.1.    Schedule 3.13.1 sets forth: (i) all registered Intellectual Property as well as applications for any of the registration of any Intellectual Property; and (ii) all material unregistered Intellectual Property (except for unregistered copyrights) owned by the Company and the Subsidiary; and (iii) copyrights and other Intellectual Property rights owned by the Company and the Subsidiary and material to the Business (collectively the “Scheduled Intellectual Property”). Schedule 3.13.1 identifies, as applicable, the registration or application numbers; registration, issuance, or application date; title or mark; country or other jurisdiction; and owner(s) of all the Scheduled Intellectual Property, and except as set forth on Schedule 3.13.1, neither the Company nor the Subsidiary, in the period ending twelve (12) months following the date hereof, intends to submit any applications for registration of any intellectual property, which, if such application were submitted prior to the date hereof, would constitute Scheduled Intellectual Property. Except as set forth on Schedule 3.13.1(a), the Company or the Subsidiary, as applicable, is the sole owner of and possesses all rights, title, and interests in and to the Scheduled Intellectual Property free and clear of any Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, except as set forth on Schedule 3.13.1(b), the Scheduled Intellectual Property are not the subject of any license and are not subject to any other agreement or arrangement that requires payment to any Person with respect to the use of the Scheduled Intellectual Property or any obligation to grant any right to any person to use the Scheduled Intellectual Property. The Scheduled Intellectual Property are valid, subsisting, and enforceable, are in good standing, with all fees, payments, and filings due within sixty (60) days after the Closing Date duly made, and are not subject to any taxes or other fees, other than periodic filing and maintenance fees, all of which have been paid in the ordinary course. Except as disclosed on Schedule 3.13.1(c), no order, injunction, decree, ruling, judgment, litigation, claim, or action has been issued or initiated, is pending, or to the Knowledge of Sellers, is threatened, that challenges the Company’s or the Subsidiary’s, as applicable, ownership of or the legality, validity, use or enforceability of any of the Scheduled Intellectual Property. The Company and the Subsidiary have taken commercially reasonable actions to enforce all Scheduled Intellectual Property to sufficiently protect such Scheduled Intellectual Property against potential infringements or misappropriation.
3.13.2.    Except as set forth on Schedule 3.13.2, in addition to the Scheduled Intellectual Property, which is owned by the Company or the Subsidiary, the Company and the Subsidiary own or has a license to use all other material Intellectual Property used in or necessary to conduct the Business, as presently conducted (collectively with the Scheduled Intellectual Property, the “Business Intellectual Property”). The Company and the Subsidiary have taken all commercially reasonable action to maintain and protect each item of Business Intellectual Property that it owns or uses and shall continue to maintain and protect those rights prior to Closing so as not to adversely affect the validity or enforcement of such items. The execution or delivery of this Agreement, or performance of the Company’s and the Subsidiary’s obligations hereunder, shall not cause the diminution, termination or forfeiture of any Business Intellectual Property, and neither the Company nor the Subsidiary shall owe any payments to any party as a result of the consummation of the transactions contemplated hereby.
3.13.3.    Except with respect to licenses of Off-the-Shelf Software licensed by the Company and the Subsidiary, Schedule 3.13.3 identifies any Contractual Obligation (whether written or oral) to which the Company or the Subsidiary is a party, pursuant to which either: (i) the Company or the Subsidiary is granted any interest, title, right or license in or to any Intellectual Property that is material to the Business (the “Inbound IP Agreements”); or (ii) the Company or the Subsidiary grants any third party any interest, title, right or license in or to any Intellectual Property. The Company and the Subsidiary have provided Buyer with true, correct, and complete copies of each such contract or agreement. Except as provided in the Inbound IP Agreements, there are no royalties for the use of any such Intellectual Property. Except as set forth on Schedule 3.13.3, (a) no stockholder, officer, director, employee, contractor or consultant of the Company or the Subsidiary has any right, title or interest in any of the Business Intellectual Property and (b) neither the Company nor the Subsidiary has granted any license or other right that permits or enables any other Person to use any of the Business Intellectual Property other than in the Ordinary Course of Business.
3.13.4.    Neither the Company nor the Subsidiary has interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of third parties, and, except as set forth on Schedule 3.13.4, neither the Company nor the Subsidiary has received within the past five (5) years any written or, to the Knowledge of Sellers, oral, charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company or the Subsidiary must license or refrain from using Intellectual Property rights of any third party). Except as set forth on Schedule 3.13.4, to the Knowledge of Sellers, no third party has interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of the Company or the Subsidiary.
3.13.5.    The use and dissemination by the Company and the Subsidiary of any data and information concerning natural persons is in compliance in all material respects with all applicable privacy policies, terms of use, Legal Requirements, and Contractual Obligations of the Company or the Subsidiary, as applicable. There have been no security breaches by the Company or the Subsidiary or, to the Knowledge of Sellers, by any other Person, relating to, or violations of any security policy regarding, or any unauthorized access of, any data and information used by the Company or the Subsidiary. The Contemplated Transactions as of the Closing will not violate any privacy policy or terms of use applicable to the data used in the Business, or any applicable Legal Requirements relating to the use, dissemination, or transfer of any such data or information.
3.13.6.    All Persons, who have participated in the creation or development of Intellectual Property on behalf of the Company or the Subsidiary have executed and delivered to the Company or the Subsidiary a valid and enforceable agreement: (a) providing for the nondisclosure by such Person of any Confidential Information of the Company or the Subsidiary, as applicable; and (b) providing for the assignment by such Person to the Company or the Subsidiary, as applicable, of any Intellectual Property arising out of such Person’s employment by, engagement by or contract with the Company or the Subsidiary, as applicable.
3.13.7.    The computer systems, including software, hardware, networks, interfaces, and related services (collectively, “Systems”) used in connection with the business of the Company and the Subsidiary are sufficient in all material respects for the needs of such business as it is currently conducted prior to the Closing including as to capacity and ability to process current peak volumes and anticipated volumes in a timely manner, and there have been no material failures, breakdowns, breaches, outages or unavailability of any of the foregoing Systems in the twelve (12) months prior to Closing. No action will be necessary to enable such Systems to continue to be used in connection with the business of the Company and the Subsidiary to the same extent and in the same manner as they have been used prior to the date hereof.
3.13.8.    The Company and the Subsidiary have taken commercially reasonable measures to protect the secrecy, confidentiality, and value of all of its “trade secrets” (as such are determined under any applicable Legal Requirement) and the Business Intellectual Property. To the Knowledge of Sellers, neither the Company nor the Subsidiary have taken any action nor failed to take any action that directly or indirectly caused any Business Intellectual Property to enter the public domain or in any way adversely affect its value to Buyer, or its ownership thereof.
3.13.9.    Notwithstanding any other provision of this Agreement, this, Section 3.13 contains the only representations or warranties of the Company and the Subsidiary with respect to Intellectual Property, and no other statement in this Agreement or in any other document (including any Ancillary Document) or information delivered or given to or received by or on behalf of Buyer shall be deemed to be a representation or warranty relating to Intellectual Property.
3.14.    Legal Compliance; Permits; Illegal Payments.
3.14.1.    Legal Compliance. Neither the Company nor the Subsidiary is, nor has it been, in breach or violation of, or default under: (a) its Governing Documents; or (b) any material Legal Requirement. To the Knowledge of Sellers, there is no proposed Legal Requirement that would be applicable to the Company or the Subsidiary or any of their respective operations and that would have a Material Adverse Effect.
3.14.2.    Permits. The Company and the Subsidiary have all material Permits under all Legal Requirements necessary for the conduct of the Business. Schedule 3.14.2 describes each such Permit held by the Company or the Subsidiary, and the Governmental Authority or other Person responsible for issuing such Permit. Except as disclosed on Schedule 3.14.2: (a) such Permits are valid and in full force and effect; (b) neither the Company nor the Subsidiary is, nor has it been, in breach or violation of, or default under, any such Permit; (c) the Permits will continue to be valid and in full force and effect immediately following the consummation of the Contemplated Transactions, subject to any post-Closing change of control notice requirements; (d) all fees and charges with respect to such Permits have been paid in full; and (e) no event has occurred that, with or without notice or lapse of time or both, could reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit listed (or required to be listed) on Schedule 3.14.2.
3.14.3.    Illegal Payments. In the conduct of the Business, neither the Company nor the Subsidiary, nor, to the Knowledge of Sellers, any of their respective representatives on its behalf, has: (a) directly or indirectly, given, or agreed to give, any illegal gift, bribe, rebate, payoff, influence payment, kickback, contribution, payment or similar benefit, regardless of form, whether in money, property or services, to any supplier, customer, governmental official or employee or other Person (i) to obtain favorable treatment in securing business for the Company or the Subsidiary (whether by helping the Company or the Subsidiary, hindering or attempting to hinder any other Person, or otherwise), (ii) to pay for favorable treatment for business secured by the Company or the Subsidiary or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or the Subsidiary; or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records of the Company or the Subsidiary for any purpose. Without limiting the generality of the foregoing, none of the Company, the Subsidiary any Seller or, to the Knowledge of Sellers, any other Person acting on behalf of any of them has, directly or indirectly, paid, offered, promised, authorized or agreed to give any monies, gift or other thing of value or benefit to (A) any official or employee of any Governmental Authority (including an official or employee of any public international organization or of any business or enterprise owned by a Governmental Authority), (B) any political party, or employee or director thereof, or (C) any candidate for a political position or any political subdivision for the purpose of: (I) influencing any act or decision of such Person described in clauses (A)-(C), including a decision to not comply with such Person’s official duties; (II) inducing such Person described in clauses (A)-(C) to act or fail to act in violation of his/her legal duties; or (III) causing such Person described in clauses (A)-(C) to influence any act or decision of any Governmental Authority in order to obtain or retain business, or direct business toward any Person.

3.15.    Taxes.
3.15.1.    The Company and the Subsidiary have timely filed all Tax Returns required to be filed by them for any Pre-Closing Tax Period, and such Tax Returns are true, correct, and complete in all material respects. All Taxes due and owing by the Company and the Subsidiary for any Pre-Closing Tax Period (whether or not shown on any Tax Return) have been timely paid in full. To the Knowledge of Sellers, no claim has been made by a Governmental Authority in a jurisdiction where the Company or the Subsidiary does not file Tax Returns that the Company or the Subsidiary, as the case may be, is or may be subject to taxation by that jurisdiction.
3.15.2.    The Company and the Subsidiary have deducted, withheld, and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid, as of the Effective Date, and the Company and the Subsidiary will continue to do so through the Closing Date, in each case, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Company and the Subsidiary have complied with all reporting, recordkeeping, information, reporting and backup withholding requirements relating thereto under applicable Legal Requirements.
3.15.3.    There is no Action, dispute, audit, investigation, proceeding or claim concerning any Tax Liability of the Company or the Subsidiary pending, being conducted as of the Effective Date, or, to the Knowledge of Sellers, threatened by a Governmental Authority. The Company and the Subsidiary have provided or made available to Buyer true, correct, and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company or the Subsidiary since January 1, 2011.
3.15.4.    Except as set forth on Schedule 3.15.4, neither the Company nor the Subsidiary have made, changed or revoked any material Tax election, changed any method of accounting for Tax purposes, settled any Action in respect of material Taxes, filed any amended Tax Return, or entered into any Contractual Obligation in respect of Taxes with any Governmental Authority.
3.15.5.    Neither the Company nor the Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or is a beneficiary of any extension of time within which to file a Tax Return which has not yet been filed. Neither the Company nor the Subsidiary has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.
3.15.6.    Neither the Company nor the Subsidiary has been (i) required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Tax Legal Requirements by reason of any change in accounting method, whether by reason of the Contemplated Transactions or otherwise or (ii) distributed the stock of any corporation or had its stock distributed by another Person in a transaction satisfying or intending to satisfy the requirements of Section 355 of the Code.
3.15.7.    Neither the Company nor the Subsidiary will be required to include any item in Taxable income or exclude any item of deduction or loss from Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of: (a) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Legal Requirements) executed on or prior to the Closing Date; (b) the long-term contract method of accounting; (c) any installments sale or open transaction disposition made on or prior to the Closing Date; (d) under Section 108(i) of the Code; or (e) any prepaid amount received on or prior to the Closing Date.
3.15.8.    Neither the Company nor the Subsidiary is party to any understanding or arrangement described as a “reportable transaction” for purposes of Code Section 6707A and Treasury Regulation Section 1.6011-4.
3.15.9.    Neither the Company nor the Subsidiary is party to any Contractual Obligation nor has otherwise made any payment that could result in any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax Legal Requirements) or that was or would not be deductible under Code Sections 162 or 404, or that will be required to be included in gross income under Code Section 409A(a)(1)(A).
3.15.10.    Neither the Company nor the Subsidiary has been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return. Neither the Company nor the Subsidiary is a party to any Contractual Obligation relating to Tax sharing or Tax allocation. Neither the Company nor the Subsidiary has any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Legal Requirements), as a transferee or successor, by Contractual Obligation or otherwise.
3.15.11.    No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company or the Subsidiary.
3.15.12.    All Tax deficiencies asserted, or assessments made, against the Company or the Subsidiary as a result of any examinations by any Governmental Authority have been fully paid and, to the Knowledge of Sellers, there are no Tax deficiencies or assessments threatened with respect to the Company or the Subsidiary.
3.15.13.    The Company is, and has been at all times since its incorporation, an S corporation (as defined in Section 1361(a)(1) of the Code) for U.S. federal,

state and local income tax purposes, and all of its items of income, gain, deduction, loss and credit therefore pass through to its shareholders, and none of its assets (or income or deductions) are subject to Tax under Sections 1374 or 1375 of the Code (whether by reason of the Contemplated Transactions or otherwise).
3.15.14.    Since its incorporation, neither the Company nor the Subsidiary has (i) other than the Company’s ownership of the Subsidiary, owned the stock of any corporation (including the stock of any qualified subchapter S subsidiary); (ii) owned a membership interest in any limited liability company; or (iii) been a member of any partnership or joint venture.
3.15.15.    No activity of the Company or the Subsidiary gives rise, or may give rise, to the creation of a permanent establishment in any foreign country for Tax purposes.
3.15.16.    None of the assets of the Company or the Subsidiary constitute tax-exempt bond financed property or tax exempt use property within the meaning of Section 168 of the Code, and none of the assets of the Company or the Subsidiary are subject to a lease, safe harbor lease or other arrangement as a result of which the Company or the Subsidiary, as applicable, is not treated as the owner of such assets for federal income tax purposes.
3.15.17.    Neither the Company nor the Subsidiary is the beneficiary of any Tax holiday, Tax abatement or other similar Tax benefit.
3.15.18.    Each of the Company and the Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that would give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.
3.16.    Employee Benefit Plans.
3.16.1.    Schedule 3.16.1 lists all Employee Plans which the Company or the Subsidiary sponsors, maintains, contributes or is obligated to contribute, or under which the Company or the Subsidiary has or may have any Liability, or which provides benefits to any current or former officer, director, employee, consultant or independent contractor of the Company or the Subsidiary or the beneficiaries or dependents of any such Person (each a “Company Plan”), as of the Effective Date. With respect to each Company Plan, the Company has delivered to Buyer true, correct, and complete copies of each of the following: (a) if the plan has been reduced to writing, the plan document together with all amendments thereto; (b) if the plan has not been reduced to writing, a written summary of all material plan terms; (c) if applicable, copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements; (d) copies of any summary plan descriptions, employee handbooks or similar employee communications; and (e) in the case of any plan for which Forms 5500 are required to be filed, a copy of the three (3) most recently filed Forms 5500, with schedules attached.
3.16.2.    Neither the Company nor any ERISA Affiliate has ever maintained: (a) a plan subject to Title IV of ERISA or Code Section 412, including any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and Code Section 414(f); or (b) a plan intended to be qualified under Code Section 401(a), other than the General Econopak, Inc. Profit Sharing 401(k) Plan (the “Company’s 401(k) Plan”).
3.16.3.    Each Company Plan, including any associated trust or fund, has been administered in all material respects in accordance with its terms and with applicable Legal Requirements, and nothing has occurred with respect to any Company Plan that has subjected or would reasonably be expected to subject the Company to any penalty, liability or excise tax under ERISA or the Code. No fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. There is no pending, or to the Knowledge of Sellers, threatened Action relating to a Company Plan. No Company Plan is or, within the last six (6) years has been, the subject of an examination or audit by a Governmental Authority.
3.16.4.    All required contributions to, and premium payments on account of, each Company Plan have been made on a timely basis, and to the extent not due, have been appropriately accrued.
3.16.5.    Except as required under Section 601 et seq. of ERISA, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.
3.16.6.    No benefit under any Company Plan, including any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement either alone or upon the occurrence of any other event.
3.16.7.    No Company Plan is funded by, associated with, or related to a “voluntary employees’ beneficiary association” within the meaning of Code Section 501(c)(9).
3.16.8.    Each Company Plan has been timely amended to reflect the provisions of any and all applicable Legal Requirements in effect for any period prior to or as of the Closing other than amendments for which the remedial amendment period under Code Section 401(b) (including, if applicable, any extension of the remedial amendment period) has not expired.

3.16.9.    With respect to any Company Plan maintained by the Company or an ERISA Affiliate, there is no disqualified benefit that would, as defined in Code Section 4976(b), subject the Company or any ERISA Affiliate to a Tax under Code Section 4976(a). The Company and each ERISA Affiliate has timely complied with all duties imposed upon the Company or such ERISA Affiliate by Part 6 of Subtitle B of Title I of ERISA or Code Section 4980B(f) (“COBRA”), or by similar provisions of state Legal Requirements to the extent applicable. Schedule 3.16.9 contains a list of all individuals, (i) for whom the Company or any ERISA Affiliate has provided continuation of health benefit coverage during the past three (3) years as required by COBRA, and (ii) to whom the Company or any ERISA Affiliate has delivered, or caused to be delivered, a notice required by COBRA, within the last three (3) years.
3.16.10.    Since January 1, 1998, neither the Company nor any ERISA Affiliate has entered into an arrangement whereby any Person became a leased employee, as defined in Code Section 414(n)(2).
3.16.11.    Each Company Plan which is subject to the requirements of Section 409A of the Code has been maintained and administered in compliance with such Section and the guidance issued by the Department of the Treasury thereunder.
3.16.12.    Set forth on Schedule 3.16.12 is a list of all outstanding grants under the Value Appreciation Plan and calculation of amount to be owed based on the Purchase Price.
3.17.    Environmental Matters. Except as set forth in Schedule 3.17, to the Knowledge of Sellers:
3.17.1.    The Company and the Subsidiary are in material compliance with all applicable Environmental Laws.
3.17.2.    No Environmental Conditions exist at the Real Property that the Company or the Subsidiary is required to report, investigate, assess, cleanup, remediate or conduct any other type of environmental response action pursuant to any Environmental Law.
3.17.3.    There currently are effective all Environmental Permits required under any Environmental Law that are necessary for the Company’s and the Subsidiary’s activities and operations at the Real Property and for the conduct of the Company’s and the Subsidiary’s operations, and any applications for renewal of such Environmental Permits have been submitted on a timely basis.
3.17.4.    Except in compliance with applicable Environmental Law, neither the Company nor the Subsidiary has caused a release or threatened release of any Hazardous Substance on, upon, into or from any site currently or previously owned, leased or operated by the Company or the Subsidiary that could reasonably be expected to result in a material Liability to the Company or the Subsidiary.
3.17.5.    Neither the Company nor the Subsidiary has received written notification that it is liable under applicable Environmental Laws with respect to the storage, treatment, recycling or disposal of, or the arrangement for the storage, treatment, recycling or disposal of, any Hazardous Substances at any off-site location by the Company or the Subsidiary that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States.
3.17.6.    Neither the Company nor the Subsidiary has received any (i) Environmental Claim or (ii) request for information with respect to potential liability pursuant to Environmental Law, in each case, which remain unresolved.
3.17.7.    Neither the Company nor the Subsidiary has retained or assumed, by contract any Liabilities or obligations of third parties under any Environmental Law.
3.17.8.    The Company has made available to Buyer copies of all material documents in the Company’s or the Subsidiary’s possession concerning Environmental Conditions at the Real Property and Liability under Environmental Laws, including previously conducted environmental site assessments, compliance audits, asbestos surveys, and documents regarding any release of Hazardous Substances at, upon or from the Real Property or formerly owned or leased property.
The representations and warranties contained in this Section 3.17 are the sole and exclusive representations and warranties of Sellers relating to environmental health and safety matters, including Environmental Laws, Environmental Permits and Hazardous Substances.
3.18.    Material Contracts.
3.18.1.    Contracts. Neither the Company nor the Subsidiary is bound by or a party to:
(a)    except as otherwise disclosed on Schedule 3.18.1(a), any Contractual Obligation (or group of related Contractual Obligations): (i) the performance of which involves consideration in excess of $100,000 over the life of such Contractual Obligation; or (ii) other than any Contractual Obligation which by its terms can be terminated upon no longer than sixty (60) days’ written notice without any further obligation or Liability to the Company or the Subsidiary, which has a term of greater than one (1) year;
(b)    any Contractual Obligation relating to the acquisition or disposition of: (i) the Company or the Subsidiary; or (ii) any material Asset (other than the sale of inventory in the Ordinary Course of Business);

(c)    a joint venture, partnership or joint development Contractual Obligation;
(d)    except as otherwise disclosed on Schedule 3.18.1(d), any Contractual Obligation (i) containing exclusivity, most favored nation, non-competition or non-solicitation covenants or similar preferential rights or (ii) providing for the indemnification of any Person or the assumption of any Tax or other Liability of any Person;
(e)    except as otherwise disclosed on Schedule 3.18.1(e), any Contractual Obligation relating to the right to sell, market or distribute products of the Business or with any agency, broker, dealer, distributor, manufacturer’s representative, franchise, sales representative or marketer;
(f)    any Contractual Obligation relating to capital expenditures and involving payments in excess of $100,000;
(g)    except as otherwise disclosed on Schedule 3.18.1(g), any Contractual Obligation under which the Company or the Subsidiary is, or may become, obligated to incur any severance payment or special compensation obligations which would become payable by reason of this Agreement or the Contemplated Transactions;
(h)    except as otherwise disclosed on Schedule 3.18.1(h), any Contractual Obligation providing for (i) the employment or consultancy with an individual on a full-time, part-time, consulting or other basis or otherwise providing compensation or other benefits to any officer, director, employee or consultant (other than an Employee Plan) or (ii) independent contractor services, management services, consulting services, support services or any other similar services;
(i)    any Contractual Obligation for the deferred purchase price of property, goods or services, in each case involving payments in excess of $100,000;
(j)    any Contractual Obligation under which the Company or the Subsidiary has advanced or loaned an amount to any of its Affiliates or employees, or guaranteed any Contractual Obligations, other than advancements of business expenses in the Ordinary Course of Business;
(k)    except as otherwise disclosed on Schedule 3.18.1(k), any Contractual Obligation relating to the acquisition or disposition of any business, stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(l)    any Contractual Obligation involving a customer that entails the delivery after the Closing Date of products or services in exchange for annual aggregate payments that could exceed $100,000;

(m)    any Contractual Obligation involving a vendor that (A) could involve payments in excess of $100,000 during the twelve (12) month period following the Closing or (B) obligate Buyer (or any Affiliate thereof) to purchase products or services from such vendor following the twelve (12) month period following the Closing;
(n)    any Contractual Obligation pertaining to the settlement or compromise of any Actions that were (A) entered into during the three (3) years prior to the Closing Date or (B) under which the Company has any outstanding Liability;
(o)    any Contractual Obligation concerning any Governmental Authority;
(p)    except as otherwise disclosed on Schedule 3.18.1(p), any Contractual Obligation requiring the payment (whether by or to the Company) of any fee or penalty in the event of any failure to perform or late performance;
(q)    any Contractual Obligation involving or creating a power of attorney; or
(r)    except as otherwise disclosed on Schedule 3.18.1(r), any other Contractual Obligation material to the conduct of the Company’s or the Subsidiary’s operations not previously identified in the foregoing clauses (a)-(q).
3.18.2.    Enforceability. The Company has delivered to Buyer true and complete copies of each of its Contractual Obligations (including all modifications, amendments and supplements thereto and waivers thereunder) disclosed or required to be disclosed on Schedules 3.9 (Debt), 3.12 (Real Property Leases), 3.13.1 (Intellectual Property), 3.13.3 (Inbound IP Agreements), 3.16.1 (Employee Plans), 3.18 (Contracts), 3.19 (Affiliate Transactions), 3.20 (Suppliers), and 3.23 (Insurance) (each, together with any supplements, modifications, restatements, and amendments thereto a “Disclosed Contract”) that is embodied in a written instrument, in each case, as amended or otherwise modified and in effect. With respect to each Disclosed Contract (a) such Disclosed Contract is enforceable against the Company or the Subsidiary, as applicable, and, to the Knowledge of Sellers, the other party or parties to such Disclosed Contract, (b) such Disclosed Contract is in full force and effect and (c) to the Knowledge of Sellers, such Disclosed Contract is enforceable in all material respects by the Company or the Subsidiary, as applicable, in accordance with its terms, subject to obtaining any necessary consents, permissions or releases disclosed in Schedule 3.4, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally by the availability of equitable remedies.
3.18.3.    Breach. Neither the Company nor the Subsidiary nor, to the Knowledge of Sellers, any other party to any Disclosed Contract is in material breach or material violation of, or default under, or has repudiated or threatened to terminate any material provision of, any Disclosed Contract. Neither the Company nor the Subsidiary is involved in any dispute or disagreement with any party to a Disclosed Contract or has received notice of cancellation of or intent to cancel any Disclosed Contract and no other party to a Disclosed Contract has otherwise adversely altered its relationship with the Business, the Company or the Subsidiary, or notified the Company or the Subsidiary of any intention or threat to do any of the foregoing.
3.19.    Affiliate Transactions. Except as disclosed on Schedule 3.19, no Seller, nor to the Knowledge of Sellers, any Immediate Family Relation of a Seller or an Affiliate of any of the foregoing: (a) is an officer, director, employee, consultant, creditor, debtor, distributor, customer, supplier or vendor of the Company or the Subsidiary; (b) has borrowed money from or loaned money to the Company or the Subsidiary that is currently outstanding or otherwise has any cause of action or claim against the Company or the Subsidiary (other than advancing business expenses reimbursable in the Ordinary Course of Business); (c) has any ownership or beneficial interest in any property or Asset used by, in, or necessary to, the Company, the Subsidiary or the Business; or (d) is, or has been since January 1, 2013, a party to any Contractual Obligation with the Company or the Subsidiary (other than, with respect to the Company, this Agreement or any Ancillary Agreement). No Immediate Family Relation of a Seller or an Affiliate of the foregoing has received any benefit paid or payable by the Company or the Subsidiary.
3.20.    Customers and Suppliers.
3.20.1.    Schedule 3.20.1 sets forth a true and complete list of the ten (10) largest customers of the Company and the Subsidiary (on a consolidated basis, measured by the aggregate dollar amount of sales to such customers) and the amounts billed by the Company and the Subsidiary, on a consolidated basis, to each customer during the twelve (12) months ended on December 31, 2014 and December 31, 2013, during the three (3) months ended on March 31, 2015, and the Contractual Obligations, if any, with each of the customers set forth (or required to be set forth) on Schedule 3.20.1. Except as set forth on Schedule 3.20.1, neither the Company nor the Subsidiary is involved in any material controversy, dispute or disagreement with any of the customers listed (or required to be listed) on Schedule 3.20.1 and since January 1, 2015 none of the customers listed (or required to be listed) on Schedule 3.20.1 has canceled, terminated or otherwise adversely altered its relationship with the Business, or notified the Business of any intention or threat to do any of the foregoing, nor does the Company nor the Subsidiary have any reason to believe that any customer intends to do so.
3.20.2.    Schedule 3.20.2 sets forth a true and complete list of the ten (10) largest suppliers of materials, products or services to the Company and the Subsidiary (on a consolidated basis, measured by the aggregate amount purchased by the Company and the Subsidiary) and the amounts billed to the Company and the Subsidiary, on a consolidated basis, by each such supplier during the twelve (12) months ended on December 31, 2014 and December 31, 2013, during the three (3)

months ended on March 31, 2015, and the Contractual Obligations, if any, with each of the suppliers set forth (or required to be set forth) on Schedule 3.20.2 (other than purchase orders in the Ordinary Course of Business). Except as set forth on Schedule 3.20.2, neither the Company nor the Subsidiary is involved in any material controversy, dispute or disagreement with any of the suppliers listed (or required to be listed) on Schedule 3.20.2 and since January 1, 2015 none of the suppliers listed (or required to be listed) on Schedule 3.20.2 has canceled, terminated or otherwise adversely altered its relationship with the Business, or notified the Business of any intention or threat to do any of the foregoing, nor does the Company nor the Subsidiary have any reason to believe that any supplier intends to do so.
3.21.    Employee Matters. There are no labor troubles, including work slowdowns, lockouts, stoppages, picketings or strikes pending, or, to the Knowledge of Sellers, threatened, between the Company or the Subsidiary, on the one hand, and their respective employees, on the other hand. In addition, except as contemplated by the Union Agreement : (i) no employee of the Company or the Subsidiary is represented by a labor union; (ii) neither the Company nor the Subsidiary is a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract; (iii) no petition has been filed or proceedings instituted by an employee or group of employees of the Company or the Subsidiary with any labor relations board seeking recognition of a bargaining representative; and (iv) to the Knowledge of Sellers, there is no organizational effort currently being made or threatened, by, or on behalf of, any labor union to organize employees of the Company or the Subsidiary and no demand for recognition of employees of the Company or the Subsidiary has been made by, or on behalf of, any labor union.
3.22.    Litigation; Governmental Orders.
3.22.1.    Schedule 3.22.1 sets forth each instance in which the Company or the Subsidiary: (a) is subject to any outstanding injunction, judgment, order, decree, ruling, settlement or charge; or (b) is, or has been within the last five (5) years, a party, or, to the Knowledge of Sellers, is threatened to be made a party, to any Action. Except under the HSR Act and applicable Other Antitrust Laws, there are no Actions pending or, to the Knowledge of Sellers, threatened that: (a) challenge or seek to enjoin, alter or materially delay the consummation of any of the Contemplated Transactions; or (b) would reasonably be expected to prevent or materially delay the Contemplated Transactions.
3.22.2.    Except as set forth on Schedule 3.22.2, (i) there is no Governmental Order to which the Company or the Subsidiary is subject and (ii) no officer, director, manager, agent, consultant or employee of the Company or the Subsidiary is subject to any Governmental Order that prohibits such officer, manager, agent, consultant or employee from engaging in or continuing any conduct, activity or practice relating to the Company or the Subsidiary. The Company and the Subsidiary have been in compliance with all of the terms and requirements of each Governmental Order to which it, or any of the assets owned or used by the Company or the Subsidiary, as applicable, is or has been subject. Neither the Company nor the Subsidiary has received any notice from any Governmental Authority or any other Person regarding any actual or alleged violation of, or failure to comply with, any term or requirement of any Governmental Order to which the Company, the Subsidiary or any of the Assets, is or has been subject.
3.23.    Insurance. Each title, asset, fire, hazard, casualty, liability (including product liability), life, worker’s compensation or other insurance or indemnity policy owned or held by the Company or the Subsidiary with respect to the Business (each a “Liability Policy”): (a) is in full force and effect and, to the Knowledge of Sellers, enforceable against the insurer; (b) is sufficient for compliance by the Company and the Subsidiary with all Legal Requirements and all Contractual Obligations to which the Company and the Subsidiary is a party; and (c) has the coverage amounts and policy expiration dates set forth on Schedule 3.23. The Company and the Subsidiary have complied with the provisions of each Liability Policy in all material respects and has paid all premiums required to be paid thereunder. Schedule 3.23 also sets forth current and pending claims with respect to each Liability Policy. There are no outstanding or threatened claims that could reasonably be expected to exhaust current insurance coverage limits. To the Knowledge of Sellers, the Company’s and the Subsidiary’s insurers are solvent and financially able to pay claims. Neither the Company nor the Subsidiary has received any notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Liability Policies. All premiums due on such Liability Policies have either been paid or, if not yet due, accrued. No notice of cancellation or termination or non-renewal has been received with respect to any such policy.
3.24.    No Brokers. Except as set forth in Schedule 3.24, neither the Company nor the Subsidiary has any Liability to any broker, finder or agent in connection with the Contemplated Transactions, other than Seller Transaction Expenses.
3.25.    Regulatory Matters. The Company has, to the extent applicable, been in compliance with Legal Requirements that are under the jurisdiction of the United States Food and Drug Administration (the “FDA”) and any other Governmental Authority.
3.26.    Product and Service Warranty and Product and Service Liability.
3.26.1.    There are no product warranty, product liability, service warranty, service liability or other tort claims pending or, to the Knowledge of Sellers, threatened, against the Company or the Subsidiary. Schedule 3.26.1 sets forth as of the date hereof a true, correct, and complete summary of material product warranty, product liability or other tort claims made against the Company or the Subsidiary within the past five (5) years.
3.26.2.    Each product sold or otherwise delivered, and each service sold or otherwise provided, in each case, by the Company and the Subsidiary has been in conformity with all applicable contractual commitments and all warranties. Neither the Company nor the Subsidiary has any Liability for replacement or repair of any such products or other damages in connection therewith (subject only to the reserve for product warranty claims set forth in the Financial Statements), or for any new performance or replacement services or other damages in connection therewith (subject only to the reserve, if any, for service warranty claims set forth in the Financial Statements). No product or service provided, manufactured, sold, leased or delivered, as applicable, by the Company or the Subsidiary is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, lease or service. Schedule 3.26.2 sets forth true, correct, and complete copies of the standard terms and conditions of sale, lease or service of the Company and the Subsidiary.
4.    REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS.      Each Seller, severally and not jointly, and solely with respect to such Seller, represents and warrants to Buyer, as of the Effective Date, as follows:
4.1.    Power and Authorization. This Agreement has been duly executed and delivered by such Seller and (assuming due execution and delivery by the other parties hereto) is a legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by the availability of equitable remedies.
4.2.    Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority (other than in connection with the HSR Act and applicable Other Antitrust Laws) is required for, or in connection with, the valid and lawful authorization, execution, delivery, and performance by such Seller of this Agreement or the consummation of the Contemplated Transactions by such Seller.
4.3.    Noncontravention. Neither the execution, delivery, and performance by such Seller of this Agreement nor the consummation of the Contemplated Transactions will: (a) violate any provision of any Legal Requirement applicable to such Seller; (b) result in a breach or violation of, or default (or an event that, with notice or the lapse of time or both, would become a default) under, or the material loss of a benefit, or material increase in any fee, liability or obligation under, any material Contractual Obligation of such Seller; or (c) require any authorization, consent or approval of, or notice to, any Person under any material Contractual Obligation of such Seller.
4.4.    No Brokers. Except as set forth in Schedule 3.24, such Seller has no Liability to any broker, finder or agent with respect to the Contemplated, other than the Seller Transaction Expenses.
4.5.    Title. Such Seller is the record and beneficial owner of the Shares set forth opposite such Seller’s name on EXHIBIT A and has good and marketable title to the Shares, free and clear of all Encumbrances except those imposed by applicable securities laws and the Company’s and the Subsidiary’s Governing Documents. Immediately following the Closing, Buyer will be the record and beneficial owner of the Shares in, and have good and marketable title to such Shares, free and clear of all Encumbrances except as are imposed by applicable securities laws and the Company’s and the Subsidiary’s Governing Documents.
5.    REPRESENTATIONS AND WARRANTIES CONCERNING BUYER.     Buyer represents and warrants to Sellers as follows:
5.1.    Organization and Good Standing. Buyer is duly organized, validly existing, and in good standing under the applicable laws of the state of its formation, organization or incorporation.
5.2.    Power and Authorization. The execution, delivery, and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party and the consummation of the Contemplated Transactions are within the power and authority of Buyer and have been duly authorized by all necessary action on the part of Buyer. This Agreement and each Ancillary Agreement to which Buyer is a party has been duly executed and delivered by Buyer and (assuming due execution and delivery by the other parties hereto and thereto) is a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by the availability of equitable remedies.
5.3.    Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority (other than in connection with the HSR Act and applicable Other Antitrust Laws) is required for, or in connection with, the valid and lawful authorization, execution, delivery, and performance by Buyer of this Agreement or the consummation of the Contemplated Transactions by Buyer.
5.4.    Noncontravention. Neither the execution, delivery, and performance by Buyer of this Agreement nor the consummation of the Contemplated Transactions will: (a) violate any provision of any Legal Requirement applicable to Buyer; (b) result in a breach or violation of, or default (or an event that, with notice or the lapse of time or both, would become a default) under, or the material loss of a benefit, or material increase in any fee, liability or obligation under, any material Contractual Obligation of Buyer; or (c) require any authorization, consent or approval of, or notice to, any Person under any material Contractual Obligation of Buyer.
5.5.    Availability of Funds. Buyer has cash available or has existing committed borrowing facilities (“Financing”) which are sufficient to enable it to consummate the Contemplated Transactions and the Ancillary Agreements. Copies of the documents governing any such facilities have been made available to Sellers prior to the date hereof. The Financing will be available to Buyer on a timely basis to consummate the Contemplated Transactions and the Ancillary Agreements, and to Buyer’s knowledge, there is no fact or circumstance that would cause the Financing to be unavailable on such basis.

5.6.    Brokers. Buyer does not have any Liability to pay any fees or commissions to any broker, finder or similar agent with respect to this Agreement, the Ancillary Agreements or the Contemplated Transactions.
5.7.    Antitrust. As of the Effective Date, to Buyer’s knowledge, no fact or circumstance exists, including any current holding and transaction under consideration by Buyer and its Affiliates, which would reasonably be expected to prevent or delay any filings or approvals required under the HSR Act or applicable Other Antitrust Laws.
5.8.    Litigation. Except under the HSR Act and applicable Other Antitrust Laws, there are no Actions, pending or, to Buyer’s knowledge, threatened in writing against Buyer that: (a) challenges or seeks to enjoin, alter or materially delay the consummation of any of the Contemplated Transactions; or (b) would reasonably be expected to prevent or materially delay the Contemplated Transactions.
5.9.    Unregistered Securities. Buyer has been advised that the Shares have not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available.
5.10.    No Resale or Distribution. Buyer is purchasing the Shares to be acquired hereunder for its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act.
5.11.    Business Experience. Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time.
5.12.    Accredited Investor. Buyer is an accredited investor as that term is defined in Regulation D under the Securities Act.
6.    COVENANTS.
6.1.    Conduct of Business.
6.1.1.    Except as required by Legal Requirement or with the prior written consent of Buyer, which shall not be unreasonably conditioned, withheld or delayed, during the period commencing on the Effective Date and ending on the earlier of the Closing or the termination of this Agreement in accordance with its terms, Sellers will cause the Company and the Subsidiary to carry on their respective businesses in the Ordinary Course of Business and, to the extent consistent therewith, to use their commercially reasonable efforts to keep available the services of its current employees and preserve its rights, franchises, goodwill, and business relationships with customers, suppliers, lenders, distributors, regulators and other Persons with which it has business relationships.

6.1.2.    Except as required by Legal Requirement or with the prior written consent of Buyer, which shall not be unreasonably conditioned, withheld or delayed, during the period commencing on the Effective Date and ending on the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, Sellers will not, and will cause the Company and the Subsidiary not to, take any action or enter into any transaction that would require disclosure under Schedule 3.8 or authorize or enter into any Contractual Obligation to take any action or enter into any transaction that would require disclosure under Schedule 3.8, to the extent that such action or transaction could reasonably be expected to have an adverse effect on the Company or Buyer following the Closing. Notwithstanding the foregoing, during the period commencing on the Effective Date and ending on the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, Sellers may, and may cause the Company to, use any available Cash to pay outstanding Debt of the Company.
6.2.    Releases. Effective as of the Closing, each Seller, on behalf of such Seller and such Seller’s respective Affiliates, beneficiaries, heirs and their respective successors and assigns (each a “Releasor”), hereby releases, remises, acquits, waives, and forever discharges, irrevocably and unconditionally, the Company, the Subsidiary, Buyer, and their respective representatives and Affiliates (that currently exist or may exist in the future), successors, and assigns, and their present and former directors, managers, officers, shareholders, members, employees, agents, attorneys, representatives, beneficiaries, heirs, successors, and assigns (each a “Releasee”), from, against and with respect to all Actions, accounts, agreements, causes of action, complaints, charges, claims, covenants, contracts, costs, damages, demands, debts, defenses, duties, expenses, executions, fees, injuries, interest, judgments, Liabilities, Losses, obligations, penalties, promises, reimbursements, remedies, suits, sums of money and torts of any kind and nature whatsoever, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that such Releasor, such Releasor’s heirs, beneficiaries, successors, assigns and Affiliates, or anyone claiming through or under such Releasor, ever had, now has, or may hereafter have or acquire, against the Releasees for or by reason of any matter, cause or thing whatsoever occurring on or prior to the Closing Date, excluding all rights and claims: (a) for indemnification as an officer or director of the Company with respect to matters arising prior to the Closing (solely to the extent such matters were taken in such Releasor’s capacity as an officer or director, as the case may be); (b) pursuant to this Agreement or the Ancillary Agreements, as the case may be; and (c) among the Sellers to the extent otherwise provided in the Termination of Shareholders’ Agreement.
6.3.    Directors and Officers.
6.3.4.    Buyer agrees that all rights, other than those released pursuant to Section 6.2, to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring prior to the Closing now existing in favor of any present or former director or officer of the Company or the Subsidiary, whether pursuant to Legal Requirement, Governing Documents of the Company, the Subsidiary or otherwise, will remain obligations of the Company and will survive the Closing and continue in full force and effect in accordance with their terms.
6.3.5.    For the six (6) year period commencing on the Closing Date, Buyer shall maintain in effect, through an extended reporting period endorsement, the Company’s and the Subsidiary’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Closing Date with respect to those persons who are currently covered by the Company’s and the Subsidiary’s directors’ and officers’ liability insurance policy on the same terms and scope with respect to such coverage, and amount, for such individuals (the “D&O Tail Policy”). Buyer will maintain the D&O Tail Policy in full force and effect, and continue to honor the obligations thereunder. The cost to bind the D&O Tail Policy shall be a Seller Transaction Expense.
6.3.6.    Sellers and Buyer hereby acknowledge and agree that from and after the Closing each of the present and former directors and officers of the Company and the Subsidiary shall be an express third-party beneficiary of this Section 6.3. The rights of such directors and officers under this Section 6.3 shall be in addition to any rights such directors and officers may have under the Governing Documents of the Company and the Subsidiary or under any applicable Legal Requirement.
6.4.    Confidentiality.
6.4.1.    Each Seller hereby agrees that such Seller will not, and that such Seller will cause its representatives and Affiliates not to, at any time on or after the Effective Date, directly or indirectly, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned, or delayed), disclose or use, any Confidential Information (except in the case of such disclosure or use of such information in the ordinary course of performing such Seller’s duties for the sole benefit of the Company or the Subsidiary or at the written request of Buyer and the Company or Subsidiary); provided, however, that the information subject to the foregoing provisions of this sentence will not include: (a) any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); or (b) any information that becomes available on a non-confidential basis from a source that is not prohibited from disclosing such information by any legal, contractual or fiduciary obligations; and provided, further, that the provisions of this Section 6.4.1 will not prohibit any retention of copies of records or disclosure: (i) required by any applicable Legal Requirement so long as reasonable prior notice of such disclosure is given to the Company and Buyer and a reasonable opportunity is afforded the Company or Buyer to contest such disclosure; or (ii) made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions.

6.4.2.    Notwithstanding the foregoing, each Seller and its representatives and Affiliates may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of and strategies relating to the Contemplated Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such Seller relating to such tax treatment, tax strategies, and tax structure, all as contemplated by Treasury Regulation Section 1.6011-4(b)(3)(ii).
6.5.    Publicity. No public announcement or disclosure may be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of both Buyer and the Seller Representatives immediately following the Closing; provided, however, that the provisions of this Section 6.5 will not prohibit any disclosure: (a) by Buyer to its equityholders to the extent customarily provided to current or prospective equityholders, or the posting of a news release regarding the Contemplated Transactions on Buyer’s website; (b) required by any applicable Legal Requirements or stock exchange requirements (based upon the reasonable advice of counsel); (c) any disclosure made to the extent required in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions; or (d) any reproduction of information disclosed on an approved public announcement pursuant to this Section 6.5.
6.6.    Antitrust Notification.
6.6.1.    Buyer, Sellers, and the Company shall in no event later than five (5) Business Days following the execution and delivery of this Agreement, file with: (i) the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the notification and report form required for the Contemplated Transactions and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act; and (ii) any other Governmental Authority, any other filings, reports, information, and documentation and, if required, a draft required for the transactions contemplated hereby pursuant to any applicable Other Antitrust Laws. Buyer shall be responsible for all filing and other similar fees payable in connection with such filings and any local counsel fees.
6.6.2.    Buyer, Sellers, and the Company shall use their commercially reasonable efforts to promptly obtain any clearance required under the HSR Act, and if applicable, any Other Antitrust Laws for the consummation of this Agreement and the Contemplated Transactions and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from the FTC or DOJ and any other Governmental Authority and shall comply promptly with any such inquiry or request. Prior to the Closing, Buyer shall not, and shall cause its Affiliates not to undertake anything, including entering into any transaction, that would reasonably be expected to prevent or delay the expiration of the initial waiting period under the HSR Act or applicable Other Antitrust Laws.

6.6.3.    The Parties hereto commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act or any applicable Other Antitrust Laws at the earliest practicable dates. Such commercially reasonable efforts and cooperation include counsel’s undertaking: (a) to keep each other appropriately informed of communications from and to personnel of the FTC or DOJ and any other Governmental Authority; and (b) to confer with each other regarding appropriate contacts with and response to personnel of such FTC, DOJ, and any other Governmental Authority. Neither Buyer, Sellers, nor the Company shall participate in any meeting or discussion with the FTC or DOJ and any other Governmental Authority with respect of any such filings, applications, investigation or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the FTC or DOJ and any other Governmental Authority, the opportunity to attend and participate in such meeting or discussion (which, at the request of either Buyer, Sellers or the Company shall be limited to outside antitrust counsel only). Buyer, Sellers, and the Company shall each approve the content of any presentations, white papers or other written materials to be submitted to the FTC or DOJ and any Other Governmental Authority in advance of any such submission.
6.6.4.    Without limiting the generality of Buyer’s undertaking pursuant to this Section 6.6, Buyer shall promptly take or cause to be taken reasonable best efforts to obtain any clearance required under the HSR Act and, if applicable, any applicable Other Antitrust Laws for the consummation of the transactions contemplated by this Agreement, including reasonable best efforts to avoid the entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) related to the HSR Act or any applicable Other Antitrust Laws that would prevent the consummation of the transactions contemplated by this Agreement; provided, however, that Buyer shall not be required to commence or defend any legal proceeding or to divest, dispose of or hold separate any assets to secure clearance or approval under the HSR Act or any other Antitrust Law.
6.7.    Further Assurances. During the time between the Effective Date and the Closing Date, upon the request of the Company, Buyer or Sellers, each of the Parties will do, execute, acknowledge, and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances, and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.
6.8.    Restrictions on Transfers. Each Seller hereby agrees not to transfer, assign or pledge, directly or indirectly, by operation of law or otherwise, any of his, her or its Shares (other than the sale of such Shares pursuant to this Agreement) during the period from the Effective Date through and including the Closing. The Company hereby agrees not to transfer, assign or pledge, directly or indirectly, by operation of law or otherwise, any of the Company’s Equity Interests held in the Subsidiary during the period from the Effective Date through and including the Closing. Any such attempted transfer, assignment or pledge during such period will not be effective, and Sellers shall cause the Company, or the Company shall cause the Subsidiary, as the case may be, not to record such transfer, assignment or pledge in the stock transfer records of the Company or the Subsidiary, as the case may be.
6.9.    Seller Representatives.
6.9.3.    Each Seller irrevocably appoints James G. Baxter and Harvey Kimmel (the “Seller Representatives”) with power of designation and assignment as his, her or its true and lawful attorneys-in-fact and agents with full power of substitution, to act solely and exclusively on behalf of, and in the name of, such Seller with the full power, without the consent of such Seller, to exercise as the Seller Representatives in their sole discretion deem appropriate by joint written action, the powers which such Seller could exercise under the provisions of this Agreement or the Ancillary Agreements and to take all actions necessary or appropriate in the judgment of the Seller Representatives in connection with this Agreement and the Ancillary Agreements which shall include the power and authority to amend, modify or waive any provision of this Agreement or the Ancillary Agreements and to execute, deliver, and accept such waivers and consents and any and all notices, documents, certificates or other papers to be delivered in connection with this Agreement and the Ancillary Agreements and the consummation of the Contemplated Transactions as the Seller Representatives, in their sole discretion, may deem necessary or desirable. The appointment and power of attorney granted by each Seller to the Seller Representatives shall be deemed coupled with an interest and all authority conferred hereby shall be irrevocable whether by death or incapacity of any such Seller or the occurrence of any other event or events. The Seller Representatives shall keep the Sellers reasonably informed with respect to any material indemnification claims or other material developments arising out of their duties pursuant to this Agreement. The Seller Representatives, in their capacities as such, shall treat Sellers equally (and not take any action that disproportionately affects any one Seller) in connection with the administration of their duties under this Agreement and the Ancillary Agreements. The Seller Representatives shall not terminate this Agreement or consent to any material waiver, modification or amendment to this Agreement without the consent of Sellers who hold not less than 75% of the Shares immediately prior to Closing.
6.9.4.    Each Seller acknowledges and agrees that the Seller Representatives will not be liable to Sellers for any act done or omitted hereunder as the Seller Representatives while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith. Sellers will severally and not jointly indemnify the Seller Representatives and hold them harmless against any Losses incurred without gross negligence or bad faith on the part of the Seller Representatives and arising out of or in connection with the acceptance or administration of their duties under this Agreement and the Ancillary Agreements. Notwithstanding the foregoing: (a) with respect to the Baxter Affiliates, each Baxter

Affiliate will be, solely among the Baxter Affiliates, jointly and severally liable for any monetary indemnification claim pursuant to this Agreement for which any Baxter Affiliate is responsible; (b) with respect to the Kimmel Affiliates, each Kimmel Affiliate will be, solely among the Kimmel Affiliates, jointly and severally liable for any monetary indemnification claim pursuant to this Agreement for which any Kimmel Affiliate is responsible; and (c) with respect to the Kleiman Affiliates, each Kleiman Affiliate will be, solely among the Kleiman Affiliates, jointly and severally liable for any monetary indemnification claim pursuant to this Agreement for which any Kleiman Affiliate is responsible.
6.9.5.    Sellers will reimburse the Seller Representatives for their pro rata share, of any out-of-pocket, independent, third-party fees and expenses (including fees and expenses of counsel, accountants, and other advisors) incurred by the Seller Representatives that arise out of or are in connection with the acceptance or administration of the Seller Representatives’ duties under this Agreement and the Ancillary Agreements. If not paid directly by Sellers to the Seller Representatives, any such amounts may be paid by the Seller Representatives from the funds available in the Expense Fund; provided, that while this Section 6.9.3 allows the Seller Representatives to use the funds available in the Expense Fund, this does not relieve Sellers from their obligation to promptly reimburse the Seller Representatives for any reimbursable amounts in excess of the Expense Fund Amount, nor does it prevent the Seller Representatives from seeking any remedies against Sellers available to them pursuant to applicable law. Sellers acknowledge and agree that the indemnities provided in Section 6.9 will survive the resignation or removal of the Seller Representatives or the termination of this Agreement. As soon as practicable following the completion of the Seller Representatives’ responsibilities (as determined by the Seller Representatives in their reasonable discretion), the Seller Representatives will distribute or will cause to be distributed the remaining balance of the Expense Fund to each Seller on a pro rata basis determined as of the Closing Date.
6.9.6.    If one of the Seller Representatives dies, becomes incapacitated or resigns, the other Seller Representative may solely exercise all rights of the Seller Representatives hereunder. If both of the Seller Representatives die, become incapacitated or resign, Sellers (including the estates of any deceased Sellers) shall duly elect two (2) replacement Seller Representatives by vote of holders of a majority of Shares held prior to Closing.
6.10.    Company’s 401(k) Plan Termination; IRS Filings. The Company will terminate the Company’s 401(k) Plan effective one (1) day prior to the Closing, to be contingent on the Closing, in accordance with the provisions of the Company’s 401(k) Plan, and will provide notice of the termination to plan participants, beneficiaries, the trustee and other appropriate service providers. Furthermore, as soon as practicable following the Closing, Buyer will cause the Company (at Buyer’s sole cost and expense) to prepare and file with the IRS an Application for Determination for Terminating Plan on Form 5310, and

prepare and file all other information required to be submitted in connection therewith, in accordance with applicable IRS requirements, including requirements concerning Notices to Interested Parties; provided that if a submission to the IRS is necessary under the Voluntary Correction with the Internal Revenue Service Approval Program (“VCP”) of the Employee Plan Compliance Resolution System with respect to the Company’s 401(k) Plan, such submission (including the preparation and filing of all other information required to be submitted in connection therewith, in accordance with applicable IRS requirements) will be at the sole cost and expense of the Seller Representatives. The Company will provide the Seller Representatives with a reasonable opportunity to review the filings before making such filings. The Company will cause proper administration of the Company’s 401(k) Plan to continue during the pendency of the IRS determination request, and will take all such other actions as may be reasonably necessary to obtain a favorable determination letter from the IRS. Upon receipt of a favorable determination letter, the Company will oversee termination distributions from the Company’s 401(k) Plan, in accordance with the terms of the Company’s 401(k) Plan. The Seller Representatives will provide such cooperation and assistance to Buyer as Buyer may reasonably request with respect to foregoing matters. The Company will perform its obligations pursuant to this Section 6.10 at the Seller Representatives’ sole cost and expense, in the Seller Representatives’ capacity as such and on behalf of Sellers.
6.11.    Buyer’s 401(k) Plan. Buyer maintains a qualified defined contribution plan with a cash-or-deferred arrangement under Code Section 401(k) (the “Buyer’s 401(k) Plan”). After the Company has received a favorable determination letter from the IRS on the Form 5310 filed as provided in Section 6.11 of this Agreement, Buyer shall cause Buyer’s 401(k) Plan to be amended to permit Buyer’s 401(k) Plan to accept the rollover of an asset consisting of a loan to a participant in the Company’s 401(k) Plan, but only if such participant is a current employee of Buyer or the Company and the loan is not the only asset rolled over to Buyer’s 401(k) Plan by such employee.
6.12.    Non-Competition; Non-Solicitation.
6.12.19.    Non-Competition. For the period commencing on the Closing Date and ending on the five (5) year anniversary of the Closing Date (the “Restricted Period”), each Seller will not, directly or indirectly, (i) enter into, be employed by, engage in, consult, manage or otherwise participate in the operation of any business which competes with the Company, the Subsidiary or the Business (as conducted by the Company, the Subsidiary or Buyer) within the Restricted Territory, (ii) solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company, the Subsidiary or the Business (as conducted by the Company, the Subsidiary or Buyer) within the Restricted Territory, (iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Company, the Subsidiary or Buyer, or attempt to do so or (iv) promote or assist, financially or otherwise, any person engaged in any business which competes with the Company, the Subsidiary or the Business (as conducted by the Company, the Subsidiary or Buyer) within the

Restricted Territory. Nothing contained in this Section 6.12 will prohibit any Seller from acquiring or holding at any one time a passive Investment of less than two percent (2%) of the outstanding shares of capital stock of any publicly traded corporation that may compete with Buyer within the Restricted Territory, or engaging in professional services in the ordinary course of business (such as legal, accounting or investment banking) for clients engaged in the Business. For purposes of this Section 6.12, Buyer will also include any Affiliate of Buyer.
6.12.20.    Non-Solicitation. During the Restricted Period, each Seller will not, directly or indirectly, at any time solicit or induce or attempt to solicit or induce or hire or attempt to hire any employee, sales representative, agent or consultant of the Company, the Subsidiary, Buyer, or any of their respective Affiliates, to terminate their employment, representation or other association with the Company, the Subsidiary, Buyer, or any of their respective Affiliates, without obtaining written consent of Buyer prior to such solicitation or inducement.
6.12.21.    Acknowledgment and Relief. Each Seller acknowledges that (i) its obligations under this Section 6.12 are reasonable in the context of the nature of the business conducted by the Company, the Subsidiary and Buyer and the competitive injuries likely to be sustained by the Company, the Subsidiary and Buyer if such Seller were to violate such obligations, (ii) the covenants in this Section 6.12 are adequately supported by consideration from Buyer for the benefit of Buyer, the Company and the Subsidiary after the Closing Date and (iii) the foregoing makes it necessary and reasonable for the protection of the Company, the Subsidiary and Buyer that no Seller compete with Buyer, the Company or the Subsidiary for the Restricted Period contained herein. Accordingly, each Seller acknowledges and agrees that the remedy at law available to the Company, the Subsidiary and Buyer for breach of such Seller’s obligations under this Section 6.12 would be inadequate; therefore, in addition to any other rights or remedies that Buyer may have at law or in equity, temporary and permanent injunctive relief may be granted in any Action which may be brought to enforce any provision contained in this Section 6.12 without the necessity of proof of actual damage. If it is judicially determined that any Seller has violated this Section 6.12, then the period applicable to each obligation that such Seller has been determined to have violated will automatically be extended by a period of time equal in length to the period during which such violation or violations occurred.
6.12.22.    Other Agreements. The obligations and restrictions set forth in this Section 6.12 are in addition to the provisions of any employment or other agreement of each Seller that may be entered into from time to time and addresses the same or similar subject matter covered by this Section 6.12.
6.13.    Acquisition Proposals.      Neither the Company (on behalf of itself and the Subsidiary) nor any Seller shall, and neither the Company (on behalf of itself and the Subsidiary) nor any Seller shall authorize or permit any officer, director, manager or employee of the Company, the Subsidiary or any Seller, or any of their respective Affiliates or Representatives to, directly or indirectly, (a) solicit, initiate or encourage any Acquisition Proposal, (b) consider, accept or enter into any Contract with respect to any Acquisition Proposal, or (c) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Seller Representatives shall promptly advise Buyer orally and in writing of any Acquisition Proposal or any inquiry with respect to or which could lead to any Acquisition Proposal and the identity of the Person making any such Acquisition Proposal or inquiry and the material terms thereof.
6.14.    GEPCO International.      Effective as of no later than one (1) day prior to the Closing, the Company shall sell or distribute all of the Equity Interests the Company holds in the Subsidiary to the Sellers or have completed the dissolution and liquidation of the Subsidiary.
6.15.    Environmental Insurance Policy.     On or prior to the Closing, the Company shall have obtained a binder for a pollution legal liability policy with respect to the Real Property, with terms no less favorable than those set forth on EXHIBIT F, with coverage in the amount of no less than $10,000,000 and a deductible no greater than $500,000 (the “Environmental Insurance Policy”). The cost to bind the Environmental Insurance Policy shall be a Seller Transaction Expense and is not expected to exceed $150,000.
6.16.    Insurance Matters.     Prior to the Closing, the Company may assign the benefit of any current Company “key man” or “buy-sell” insurance policies to the beneficiary designated therein (or his designee), without any compensation paid therefor, or shall terminate such policies prior to the Closing.
6.17.    BIRT Refund; Life Insurance Refund.      Buyer and Sellers acknowledge and agree that (a) following the Closing, the Company may be entitled to a refund from the relevant Governmental Authority with respect to the BIRT (the “BIRT Refund”) and that an estimate of the BIRT Refund will be included in the Working Capital included in the Closing Account Statement (the “Estimated BIRT Refund”) and (b) the life insurance policies set forth on Schedule 6.17, which are not assigned by the Company prior to Closing, will be terminated as of the Closing, the Company may be entitled to a refund of a portion of the amount of the prepaid premium for such life insurance policies (the “Life Insurance Refund”) and an estimate of the Life Insurance Refund will be included in the Working Capital included in the Closing Account Statement (the “Estimated Life Insurance Refund”). If the BIRT Refund is not received by the Company within twelve (12) months of the Closing Date, or if the amount of the BIRT Refund received by the Company is less than the amount of the Estimated BIRT Refund, Buyer and the Seller Representatives will promptly execute and deliver to the Escrow Agent a joint written instruction authorizing a disbursement from the Escrow Amount to Buyer in the amount of the BIRT Refund or in the amount equal to the amount by which the BIRT Refund is less than the Estimated BIRT Refund, as applicable, in each case, in accordance with the terms of the Escrow Agreement.

If the amount of the Life Insurance Refund received by the Company is less than the amount of the Estimated Life Insurance Refund, Buyer and the Seller Representatives will promptly execute and deliver to the Escrow Agent a joint written instruction authorizing a disbursement from the Escrow Amount to Buyer in the amount equal to the amount by which the Life Insurance Refund is less than the Estimated Life Insurance Refund in accordance with the terms of the Escrow Agreement.
6.18.    Dataroom Disk.     Prior to the date hereof, the Company has delivered to Buyer, on one or more CD-Rom disks, a complete and accurate electronic copy of the transaction dataroom as of June 12, 2015 (the “Dataroom Disk”). Inclusion of any item on the Dataroom Disk (or attachment to a Disclosure Schedule) shall constitute “delivery” or “making available” within the meaning of this Agreement.
6.19.    Compliance Matters.     From the date hereof until the Closing, the Company shall use commercially reasonable efforts to: (a) cure the non-compliances with Environmental Laws, (b) remediate the Hazardous Substances identified prior to the Closing Date in the area of the 6,000-gallon tank, and (c) abate the damaged asbestos-containing materials identified in the Vertex Report dated June 10, 2015, in each case, as further described in Schedule 6.19, and to the extent required by applicable Environmental Laws and as necessary to achieve the Applicable Standard (“Environmental Undertakings”). Prior to the Closing, the Company will provide evidence reasonably satisfactory to Buyer that the Environmental Undertakings have been cured, remediated or abated, in each case, in accordance with applicable Environmental Laws. To the extent that the Environmental Undertakings have not been cured, remediated or abated prior to the Closing, a reasonable estimate mutually acceptable to Buyer, on the one hand, and the Seller Representatives, on the other hand, of the remaining costs and expenses to be incurred by the Company or Buyer at or following the Closing in connection with the Environmental Undertakings shall be included as current liabilities for purposes of the calculation of Working Capital as of the Closing to the extent that the Company or Buyer would not receive coverage (without giving effect to the insurance policy deductible) as a result of a claim properly asserted under the Environmental Insurance Policy. From and after the Closing, Buyer shall cause the Company to use commercially reasonable efforts to: (i) cooperate with Sellers and execute any documentation that is necessary to achieve the Applicable Standard, including any documentation associated with engineering or institutional controls and (ii) cause the Company to timely make and pursue all claims under the Environmental Insurance Policy with respect to the Environmental Undertakings.
6.20.    Oil Tank.     Within ten (10) business days after the date hereof, the Company shall obtain a qualified contractor quote to convert the Company premises from oil heat to natural gas heat (the “Conversion Cost Estimate”) and provide such information to Buyer. Unless Buyer notifies Seller Representatives in writing that it prefers to convert the premises to natural gas, the Company shall use commercially reasonable efforts to restore the 6,000-gallon oil tank to operational condition. In the event (i) Buyer elects conversion to natural gas or (ii)  such tank is not restored to operational condition prior to the Closing, an amount equal to the Conversion Cost Estimate shall be included as a current liability for purposes of the calculation of Working Capital as of the Closing and Buyer shall thereafter be responsible for the restoration of heat to the Company premises, including all costs relating thereto.
7.    CONDITIONS TO CLOSING.
7.1.    Conditions to Obligations of Buyer and Sellers.      The obligations of Buyer and Sellers to consummate the Contemplated Transactions are subject to the satisfaction on or prior to the Closing Date of the following conditions:
7.1.1.    No temporary restraining order, preliminary or permanent injunction or other Order and no Action shall be in effect or have been instituted or threatened enjoining, prohibiting or otherwise preventing, or seeking to enjoin, prohibit or otherwise prevent the consummation of the Contemplated Transactions.
7.1.2.    No Legal Requirement shall have been enacted or shall be deemed applicable to the Contemplated Transactions which makes the consummation of the Contemplated Transactions illegal.
7.1.3.    The Permits of Governmental Authorities required under, or sought pursuant to, the HSR Act or applicable Other Antitrust Laws shall have been obtained or any applicable HSR Act or other waiting period thereunder shall have expired or been terminated.
7.2.    Conditions to Obligations of Buyer.      The obligation of Buyer to consummate the Contemplated Transactions is subject to the satisfaction (or waiver in writing by Buyer in its sole discretion) of the following further conditions:
7.2.7.    Each of the representations and warranties made by the Company and Sellers in this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality, Material Adverse Effect or other similar qualification) or in all material respects (in the case of any representation or warranty without any materiality, Material Adverse Effect or other similar qualification) when made and as of the Closing (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date).
7.2.8.    Sellers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing, including without limitation delivering those deliverables required to be delivered pursuant to Section 2.2.3.
7.2.9.    Since the Effective Date there shall not have occurred and be continuing any Material Adverse Effect.

7.2.10.    Each of the Employment Agreements shall be in full force and effect.
7.2.11.    Buyer shall have received a certificate, dated as of the Closing Date and signed by the Seller Representatives, that each of the conditions set forth in Sections 7.2.1, 7.2.2, and 7.2.3 have been satisfied.
7.3.    Conditions to Obligations of Sellers.      The obligation of Sellers to consummate the Contemplated Transactions is subject to the satisfaction (or waiver in writing by the Seller Representatives in their sole discretion) of the following further conditions:
7.3.3.    Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality, Material Adverse Effect or other similar qualification) or in all material respects (in the case of any representation or warranty without any materiality, Material Adverse Effect or other similar qualification) when made and as of the Closing (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date).
7.3.4.    Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date, including without limitation delivering those deliverables required to be delivered pursuant to Section 2.2.2.
7.3.5.    Buyer shall have made the payments required to be made by Buyer at the Closing pursuant to Section 2.3.
7.3.6.    Seller Representatives shall have received a certificate, dated as of the Closing Date and signed by Buyer, that each of the conditions set forth in Sections 7.3.1 and 7.3.2 have been satisfied.
8.    TERMINATION.
8.1.    Termination Rights.      This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:
8.1.12.    by mutual written consent of Buyer and Seller Representatives;
8.1.13.    by Buyer or Seller Representatives if the Closing does not occur on or before September 30, 2015 (the “Termination Date”); provided further that the right to terminate this Agreement under this Section 8.1.2 shall not be available to any Party whose breach of a representation, warranty, covenant or agreement pursuant to this Agreement has been the cause of, or resulted in the failure of, the Closing to occur on or before such date;

8.1.14.    by Buyer if: (A) Sellers or the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Sellers or the Company such that the closing condition set forth in Section 7.2.2 would not be satisfied; or (B) there exists a breach of any representation or warranty of the Company or Sellers contained in this Agreement such that the closing condition set forth in Section 7.2.1 would not be satisfied; provided, (1) in the case of clause (A) and (B) of this Section 8.1.3, that such breach is not cured by Sellers or the Company, as the case may be, within ten (10) Business Days after the Seller Representatives receive written notice of such breach from Buyer and (2) Buyer shall not be entitled to terminate this Agreement pursuant to clause (A) or (B) of this Section 8.1.3 if, at the time of such termination Buyer is in breach of any representation, warranty, covenant or other agreement contained herein in a manner that the conditions to Closing set forth in Section 7.3.1 or Section 7.3.2, as applicable, would not been satisfied;
8.1.15.    by Seller Representatives if: (A) Buyer shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Buyer such that the closing condition set forth in Section 7.3.2 would not be satisfied; or (B) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 7.3.1 would not be satisfied; provided, (1) in the case of clause (A) and (B) of this Section 8.1.4, that such breach is not cured by Buyer within ten (10) Business Days after Buyer receives written notice of such breach from Seller Representatives and (2) Seller Representatives shall not be entitled to terminate this Agreement pursuant to this Section 8.1.4 if, at the time of such termination any Seller or the Company is in breach of any representation, warranty, covenant or other agreement contained herein in a manner that the conditions to Closing set forth in Section 7.2.1 or Section 7.2.2, as applicable, would not been satisfied; or
8.1.16.    by Buyer or Seller Representatives if a Governmental Authority shall have issued a Governmental Order or taken any other Action, in any case having the effect of restraining, enjoining or otherwise prohibiting, or attempting to restrain, enjoin or otherwise prohibit, the Contemplated Transactions and such Governmental Order or other Action is final and non-appealable.
8.2.    Notice of Termination.      The Party desiring to terminate this Agreement pursuant to Section 8.1.2, 8.1.3, 8.1.4, or 8.1.5 shall give written notice of such termination to the other Parties.
8.3.    Effect of Termination.      In the event of termination of this Agreement in accordance with Section 8.1, this Agreement will forthwith become void and have no effect, except that the provisions of Sections 6.4, 6.5, 6.9, 8, 9, and 11 will survive any termination hereof pursuant to Section 8.1; provided, that: (a) termination pursuant to Section 8.1.3 or Section 8.1.4 shall not relieve a defaulting or breaching Party from any Liability to the other Parties resulting from any default or breach hereunder; and (b) nothing herein shall relieve any Party from Liability for any fraud, willful breach or willful misrepresentation of this Agreement.
9.    INDEMNIFICATION.
9.1.    Indemnification by Sellers with respect to Buyer.
9.1.7.    Several Indemnification. Without duplication of any other rights to recovery herein and subject to the limitations set forth in this Section 9.1, from and after the Closing, each Seller will severally and not jointly indemnify and hold harmless Buyer and each of Buyer’s Affiliates (including, following the Closing, the Company and the Subsidiary), and the representatives and Affiliates of each of the foregoing Persons (each, a “Buyer Indemnified Person”), from, against, and in respect of any and all Actions, Liabilities, Governmental Orders, Encumbrances, losses, damages, fees, costs, expenses or amounts paid in settlement, in each case, including reasonable attorneys’ and experts fees and expenses (collectively, “Losses”) incurred or suffered by Buyer Indemnified Persons, or any of them as a result of, arising out of or directly or indirectly relating to:
(a)    any breach of, or inaccuracy in, any representation or warranty concerning the Company or the Subsidiary in Section 3 of this Agreement;
(b)    any breach or violation of any covenant or agreement of Sellers (including under this Section 9) in or pursuant to this Agreement;
(c)    any breach of, or inconsistency in, any representation or warranty concerning any Seller in Section 4 of this Agreement;
(d)    any amounts with respect to the Seller Transaction Expenses or Closing Debt of the Company or the Subsidiary that are not otherwise set forth in the Closing Certificate;
(e)    any fraud or criminal activity by the Company, the Subsidiary or Sellers (or any representative or Affiliate thereof);
(f)    any fines or penalties imposed by any Governmental Authority incurred or suffered by Buyer Indemnified Persons, or any of them, at any time during the eighteen (18)-month period following the Closing Date, with respect to any of the matters set forth on Schedule 9.1.1(f);
(g)    to the extent incurred or suffered by Buyer Indemnified Persons, or any of them, at any time during the eighteen (18)-month period following the Closing Date, to the extent not covered by the Company’s workers’ compensation insurance, any exposure by any Company employee or former employee to any asbestos-containing materials prior to the Closing;

(h)    to the extent incurred or suffered by Buyer Indemnified Persons, or any of them, at any time during the eighteen (18)-month period following the Closing Date, any cost or expense in excess of the $450,000 revised overall estimate for basement repairs included in the Company’s 2015 capital improvement budget to repair the basement floor to the extent required by applicable Environmental Law and the applicable environmental covenant and plan referred to on Schedule 9.1.1(f), Item 5; and
(i)    to the extent incurred or suffered by Buyer Indemnified Persons, or any of them, at any time during the eighteen (18)-month period following the Closing Date, in connection with any remediation of Hazardous Substances located in the area of the 6,000-gallon tank to the extent required by applicable Environmental Law or a Pennsylvania Act 2 and recycling program closure to meet the Applicable Standard.
9.1.8.    Limitation to Several Indemnification. Notwithstanding the foregoing, from and after the Closing: (a) with respect to the Baxter Affiliates, each Baxter Affiliate will be, solely among the Baxter Affiliates, jointly and severally liable for any monetary indemnification claim pursuant to this Agreement for which any Baxter Affiliate is responsible; (b) with respect to the Kimmel Affiliates, each Kimmel Affiliate will be, solely among the Kimmel Affiliates, jointly and severally liable for any monetary indemnification claim pursuant to this Agreement for which any Kimmel Affiliate is responsible; and (c) with respect to the Kleiman Affiliates, each Kleiman Affiliate will be, solely among the Kleiman Affiliates, jointly and severally liable for any monetary indemnification claim pursuant to this Agreement for which any Kleiman Affiliate is responsible.
9.1.9.    Monetary Limitations. Sellers will have no obligation to indemnify the Buyer Indemnified Persons pursuant to Section 9.1.1(a) or Section 9.1.1(c) unless (a) any breach or inaccuracy results in individual Losses (or a series of related Losses) of $50,000 or more and (b) the aggregate amount of all such Losses incurred or suffered by the Buyer Indemnified Persons exceeds $1,000,000 less any Environmental Deductible Setoff (at which point Sellers will indemnify the Buyer Indemnified Persons only for those Losses in excess of such deductible). Sellers’ aggregate liability for Losses in respect of all claims for indemnification pursuant to Section 9.1.1(a), Section 9.1.1(c), Section 9.1.1(f), Section 9.1.1(g), Section 9.1.1(h) and Section 9.1.1(i) shall not exceed the Escrow Amount. The foregoing limitations set forth in this Section 9.1.3 will not apply to claims for indemnification pursuant to Section 9.1.1(a) or Section 9.1.1(c) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Power and Authorization), 3.5 (Capitalization), 3.15 (Taxes), 3.24 (No Brokers), 4.1 (Power and Authorization), 4.4 (No Brokers) or 4.5 (Title) (each, a “Fundamental Representation”). Notwithstanding the foregoing, any Seller’s aggregate liability for Losses in respect of all claims for indemnification pursuant to this Agreement shall not exceed the portion of the Purchase Price received by such Seller.
9.1.10.    Other Limitations.
(a)    The amount of any Losses for which indemnification is provided under this Section 9 and any Taxes for which indemnification is provided under Section 10.3 shall be calculated net of any duplicative amounts actually recovered by any Buyer Indemnified Persons under insurance policies or from third Persons with respect to such Losses. In addition, Sellers shall not be obligated to indemnify Buyer with respect to: (i) any covenant or condition waived in writing by Buyer on or prior to the Closing; or (ii) any Loss with respect to any matter to the extent that the amount of such Loss was actually reflected in the calculation of the adjustment to the Purchase Price, if any, pursuant to Section 2.4.
(b)    For purposes of this Section 9, any inaccuracy in or breach of any representation or warranty, and the amount of Losses for which the Buyer Indemnitees are entitled to indemnification pursuant to this Section 9, will be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(c)    Notwithstanding anything to the contrary herein, Sellers will have no obligation to indemnify the Buyer Indemnified Persons for any Loss to any Buyer Indemnified Person in connection with or as a result of a claim for such Loss under the Environmental Insurance Policy that is covered thereunder or would be covered thereunder but for (i) the Environmental Insurance Policy deductible or cap or (ii) any voluntary act of the Buyer that caused an otherwise covered claim to be excluded from coverage under the Environmental Insurance Policy From and after the Closing Date, Buyer shall use commercially reasonable efforts to cause the Company to timely make and pursue all claims under the Environmental Insurance Policy with respect to Losses for which Sellers would otherwise have an indemnification obligation in this Agreement.
9.2.    Indemnification by Buyer with respect to Sellers.
9.2.2.    Indemnification. Without duplication of any other rights to recovery herein and subject to the limitations set forth in this Section 9.2, from and after the Closing, Buyer will indemnify and hold harmless each Seller, each Seller’s Affiliates, and the representatives and Affiliates of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against, and in respect of any and all Losses incurred or suffered by the Seller Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to:

(a)    any breach of, or inaccuracy in, any representation or warranty concerning or made by or on behalf of Buyer in this Agreement, provided such breach or inaccuracy results in Losses of $50,000 or more;
(b)    any breach or violation of any covenant or agreement of Buyer (including under this Section 9.2) in or pursuant to this Agreement; and
(c)    any fraud or criminal activity by Buyer (or any representative or Affiliate thereof).
9.3.    Time for Claims. The representations and warranties contained in this Agreement shall survive the Closing; provided, that no claim may be made or suit instituted seeking indemnification pursuant to Sections 9.1.1(a), 9.1.2 or 9.2.1(a) for any breach of, or inaccuracy in, any representation or warranty unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Indemnified Party, is provided to the Indemnifying Party:
9.3.5.    at any time within six (6) years of the Closing Date, in the case of any breach of, or inaccuracy in, any Fundamental Representation; and
9.3.6.    at any time within eighteen (18) months of the Closing Date, in the case of any breach of, or inaccuracy in, any other representation or warranty in this Agreement.
9.4.    Third Party Claims.
9.4.3.    Notice of Claim. If any third party notifies an Indemnified Party with respect to any matter (a “Third Party Claim”) that may give rise to an Indemnity Claim against an Indemnifying Party under this Section 9, then the Indemnified Party will promptly give written notice to the Indemnifying Party, together with a copy of the document asserting such claim, if any; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 9, except to the extent such delay actually prejudices the Indemnifying Party.
9.4.4.    Assumption of Defense. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 9.4.1. In addition, the Indemnifying Party will have the right to control the defense of the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as: (a) the Indemnifying Party gives written notice to the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (c) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party; (d) the Indemnified Party has not been advised by counsel that a conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim; (e) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action; (f) settlement of, an adverse judgment with respect to, or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be materially adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business); and (g) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the reasonable fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.
9.4.5.    Limitations on Indemnifying Party. The Indemnifying Party may not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement: (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant; (b) results in the full and general release of the Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim; and (c) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.
9.5.    Sole and Exclusive Remedy. Other than with respect to Sections 6.4, 6.5, 6.8, 6.12, and 6.13 with respect to which Buyer will be entitled to specific performance, each of the Parties hereto acknowledge and agree that, after the Closing, such Party’s sole and exclusive monetary remedy with respect to any of the matters described in this Section 9 and any and all other claims relating to the subject matter of this Agreement and the Ancillary Agreements and the Contemplated Transactions and thereby shall be in accordance with, and limited by, the provisions set forth in this Section 9.
9.6.    No Other Representations or Warranties.      Each of the Parties acknowledges and agrees that no Party to this Agreement has made nor is it making hereby any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as expressly provided in this Agreement. For the avoidance of doubt and without limiting the generality of the preceding sentence, no Seller nor the

Company has made or hereby makes any representation or warranty with respect to any information provided to Buyer or potential providers of financing which is or was forward-looking in nature, including projections or budgets with respect to the business of the Company or the Subsidiary, future sales or profits, expected market conditions or projections, prospective operations, expected actions of competitors or future business strategies and the expected results thereof.
9.7.    Tax Treatment. Buyer and Sellers agree to treat any indemnification payment under this Agreement as an adjustment to the Purchase Price. Neither Buyer nor any Seller shall take any position on any Tax Return, or before any Governmental Authority involved in the administration of Tax Legal Requirements, that is inconsistent with such treatment unless otherwise required by an applicable Legal Requirement.
9.8.    Manner of Payment; Escrow. For as long as there are funds in the escrow account maintained pursuant to the Escrow Agreement, any and all amounts payable by Sellers as Indemnifying Party to a Buyer Indemnified Person will be paid in cash first out of such escrow account established pursuant to the Escrow Agreement, and thereafter directly by Sellers in accordance with the terms of this Agreement.
9.9.    No Consequential Damages. For the avoidance of doubt, Losses shall not include consequential, special, indirect, punitive or exemplary damages, contingent lost profits, contingent lost business opportunity, diminution in value, or any damage based on any type of multiple (including a multiple of earnings or revenues), in each case, except to the extent such Losses are awarded to a third party.
9.10.    Supplementary Schedules.
9.10.13.    From the date hereof through the Closing Date, or the earlier termination of this Agreement pursuant to Section 9, the Seller Representatives shall promptly notify Buyer (i) if the Company, the Subsidiary or any Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Sellers’ representations and warranties, or if the Company, the Subsidiary or any Seller becomes aware of the occurrence of any information, event, fact or condition that would (except as expressly contemplated by this Agreement), with the passage of time or occurrence of an event or both, cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such information, event, fact or condition and (ii) of the occurrence of any breach of any covenant of the Company or any Seller in this Agreement.
9.10.14.    From the date hereof through the Closing Date, or the earlier termination of this Agreement pursuant to Section 9, Buyer shall promptly notify the Seller Representatives if Buyer becomes aware of any information, event, fact or condition that causes or constitutes a breach of any of Buyer’s representations and warranties, or if Buyer becomes aware of the occurrence of any information, event, fact or condition that would (except as expressly contemplated by this

Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such information, event, fact or condition. Between the Effective and the Closing, Buyer will also promptly notify the Seller Representatives of the occurrence of any breach of any covenant of Buyer in this Agreement.
9.10.15.    The Seller Representatives shall have the right to update the Schedules to this Agreement only with respect to any matter arising after the date hereof but prior to the Closing that would result in the condition set forth in Section 7.2.1 not being satisfied, provided that the Seller Representatives acknowledge concurrently with the delivery of such schedules that the matter would result in such condition not being satisfied (the “Supplementary Schedules”). If Buyer receives Supplementary Schedules from the Seller Representatives, Buyer shall have the right to (i) terminate this Agreement pursuant to Section 8.1.3 or (ii) proceed with the Closing, provided that upon the Closing, Buyer shall be deemed to have waived all claims, including all indemnity claims pursuant to Section 9, for all matters set forth in the Supplementary Schedules. For all other purposes under this Agreement, the Supplementary Schedules shall be deemed to supersede and amend the original Schedules to this Agreement dated as of the date hereof. For the avoidance of doubt, no Supplementary Schedule shall contain any matter that existed as of the date hereof, whether or not known to any Seller or the Company.
9.11.    Counsel.      In any proceeding by or against any Seller wherein any Buyer Indemnified Person asserts or prosecutes any claim under, or otherwise seeks to enforce, this Agreement, Buyer and the Company each agrees in connection with such proceeding: (a) that no Buyer Indemnified Person or counsel therefor will move to seek disqualification of Morgan Lewis; (b) to waive any right any Buyer Indemnified Person may have to assert the attorney-client privilege against Morgan Lewis or the Seller Representatives or any of their Affiliates with respect to any communication or information contained in Morgan Lewis’s possession or files; and (c) to consent to the representation of the Seller Representatives, any Seller, and any of their respective Affiliates (individually and collectively, the “Seller Group”) by Morgan Lewis in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Contemplated Transactions, notwithstanding Morgan Lewis has or may have represented the Company or any member of the Seller Group as counsel in connection with any matter, including any transaction (including the transactions contemplated by this Agreement), negotiation, investigation, proceeding or action, prior to the Closing. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates that this consent and waiver extends, without limitation, to Morgan Lewis representing the Seller Representatives against Buyer, the Company or any Buyer Indemnified Person in litigation, arbitration or mediation in connection with this Agreement or the Contemplated Transactions.

10.    TAX MATTERS.
10.1.    Subchapter “S” Tax Treatment.      Sellers shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Section 1361 and 1362 of the Code. Sellers shall not take or allow any action (other than the sale of the Shares pursuant to this Agreement) that would result in the termination of the Company’s status as a validly electing S corporation for purposes of applicable Tax Legal Requirements.
10.2.    Section 338(h)(10) Election.      At Buyer’s request, Sellers shall join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Tax Legal Requirement) with respect to the purchase and sale of the Shares hereunder (collectively, the “Section 338(h)(10) Election”). In furtherance of the preceding sentence, Sellers shall execute and deliver to Buyer such documents or forms as Buyer shall reasonably request or as are required by applicable Legal Requirement to effect the Section 338(h)(10) Election. Sellers shall include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable Legal Requirements, and shall take no position inconsistent with treating the purchase by Buyer of the Shares as a transaction to which Section 338(h)(10) applies. The consideration paid for the Shares hereunder and the liabilities of the Company shall be allocated among the assets of the Company in accordance with their fair market values determined using the methodology set forth on EXHIBIT E (the “Allocation Schedule”) and Section 338 of the Code. Buyer, Sellers and each of their Affiliates shall file all Tax Returns in a manner consistent with such Allocation Schedule, and none of the parties will voluntarily take any position inconsistent with the Allocation Schedule in any Action, inquiry, assessment, proceeding or other similar event relating to Taxes or that would otherwise prejudice the Section 338(h)(10) Election. Any disagreement over allocation of consideration among the assets in accordance with the methodology set forth on the Allocation Schedule shall be settled by the Independent Accountant in accordance with the dispute procedures set forth in Section 2.4.2; provided that the fees, costs, and expenses of the Independent Accountant will be apportioned between Sellers, on the one hand, and Buyer, on the other, based upon the relative difference between the Independent Accountant’s resolution of the disputed items jointly submitted by the Seller Representatives (on behalf of Sellers) and Buyer and the respective positions of the Seller Representatives (on behalf of Sellers) and Buyer in respect thereof. Buyer and the Seller Representatives shall, not later than forty-five (45) days after the final determination of any payment required by this Section, jointly agree upon any additional allocations to be reflected on IRS Form 8883. If they cannot so agree, the additional allocations shall be determined by the Independent Accountant in accordance with the dispute procedures set forth in Section 2.4.2; provided that the fees, costs, and expenses of the Independent Accountant will be apportioned between Sellers, on the one hand, and Buyer, on the other, based upon the relative difference between the Independent Accountant’s resolution of the disputed items jointly submitted by the Seller Representatives (on behalf of Sellers) and Buyer and the respective positions of the Seller Representatives (on behalf of Sellers) and Buyer in respect thereof.

10.3.    Indemnification.      Without duplication of any other rights to recovery herein, Sellers shall severally and not jointly indemnify, defend, save, and hold harmless Buyer (and, following the Closing, the Company and the Subsidiaries) from any Losses attributable to: (a) all Taxes (or the nonpayment thereof) of the Company or the Subsidiary for the Pre-Closing Tax Period; (b) all Taxes under Sections 1374 or 1375 of the Code for the Pre-Closing Tax Period; (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group, if any, of which the Company or the Subsidiary (or any predecessor or current or former Affiliate of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local or foreign Tax Law); (d) any and all Taxes of any Person (other than the Company or the Subsidiary) imposed on the Company or the Subsidiary as a transferee or successor, by Contractual Obligation, Legal Requirement or otherwise, which Taxes relate to an event or transaction occurring on or before the Closing; and (e) any and all Straddle Period Taxes allocable to Company or the Subsidiary for the Pre-Closing Tax Period. Notwithstanding any other provisions herein, Sellers shall not be liable to Buyer for any Taxes with respect to any Post-Closing Tax Period (including any Losses or Taxes attributable to a Post-Closing Tax Period that would be related to a failure of the parties to make a valid election under Section 338(h)(10) of the Code).
10.4.    Straddle Period.      In the case of any Straddle Period, the amount of any Taxes of the Company and the Subsidiary based upon or measured by income, gain, or receipts, and any withholding Taxes, for the Pre-Closing Tax Period will be determined (a) in accordance with the Section 338(h)(10) Election and (b) based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which such the Company or the Subsidiary holds a beneficial interest will be deemed to terminate at such time). The amount of Taxes other than withholding Taxes and Taxes based upon or measured by income, gain or receipts for a Straddle Period which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on and including the Closing and the denominator of which is the number of days in such Straddle Period.
10.5.    Certain Taxes and Fees.      Sellers and Buyer shall each be responsible for half of all transfer, documentary, sales, use stamp, registration, and other such Taxes, and any conveyance fees or recording charges (“Transfer Taxes”) incurred in connection with the Contemplated Transactions. Buyer will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, Sellers, the Company and the Subsidiary will join in the execution of any such Tax Returns and other documentation. Sellers will be responsible for half of the reasonable costs associated with the preparation of Tax Returns for Transfer Taxes.
10.6.    Cooperation on Tax Matters.     Buyer, the Company, and Sellers will cooperate fully, as and to the extent reasonably requested by any other party, in connection with any Tax matters relating to the Company or the Subsidiary (including by the provision of reasonably relevant records, information or forms).

10.7.    Returns.     Sellers will prepare and timely file (or cause to be prepared and filed) all Tax Returns for income Taxes for the Company for taxable periods ending on or before the Closing Date, on a basis consistent with the most recent Tax Returns of the company unless Sellers determine that there is no reasonable basis for such position. Not later than thirty (30) days prior to the due date (with extensions) for filing of such Tax Returns, Sellers will provide Buyer with a copy of such Tax Returns and will allow Buyer an opportunity to provide comments on such Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns for the Company or the Subsidiary that are to be filed as of and after the Closing Date in accordance with applicable Tax Legal Requirements; provided that any Tax Returns filed for the Pre-Closing Tax Period shall be subject to prior review and comment of the Seller Representatives. For the avoidance of doubt, any deduction or other Tax benefit item related to the payment of any Seller Transaction Expenses or any services compensation payable by virtue of the Contemplated Transactions shall be attributable to the Pre-Closing Tax Period.
10.8.    Tax Sharing Agreements.     Any Tax sharing agreements or similar agreements and any powers of attorney with respect to or involving the Company or the Subsidiary shall be terminated prior to the Closing Date.
10.9.    Tax Certificates.      Buyer and Sellers further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Contemplated Transactions).
10.10.    Tax Refunds.      If Buyer or the Company receives a refund of Taxes with respect to a Pre-Closing Tax Period that was not included in the calculation of Working capital, Buyer shall pay or cause to be paid the amount of such Tax refund to Sellers within fifteen (15) days after receipt thereof, provided that: (i) such Taxes were actually paid by the company; (ii) such Tax refund is actually received by Buyer or the Company after the Closing; and (iii) such Tax refund does not arise as the result of a carryback of a loss or other Tax benefit from a Post-Closing Tax Period. In the event Buyer or the Company actually repays some or all of a Tax refund to a Governmental Authority, Sellers shall pay, or cause to be paid, the amount of such repayment to Buyer or the Company within fifteen (15) days after receiving notice from Buyer or the Company or such repayment.
10.11.    Additional Restrictions for Pre-Closing Tax Period, Tax Returns, and Associated Taxes. Buyer shall not, without the prior written consent of the Seller Representatives (which consent shall not be unreasonably withheld, conditioned or delayed), file, re-file or amend, or permit the Company to file, re-file or amend, any Tax Return of the Company that was due on or prior to the Closing Date, or enter or permit the Company to enter into discussions regarding any voluntary disclosure involving Taxes for any Pre-Closing Tax Period. Any disagreement with respect to this Section 10.11 or any amount due from Sellers to Buyer with respect to any amended tax return filed without written consent of the Seller Representatives shall be settled by the Accounting Firm in accordance with the dispute procedures set forth in Section 2.4.2.
11.    MISCELLANEOUS.
11.1.    Notices. All notices and other communications required or permitted under this Agreement must be in writing and must be provided: (a) by hand (in which case, it will be effective upon delivery); (b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); (c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service); or (d) by electronic mail (in which case it will be effective upon receipt of confirmation of receipt) in each case, to the address (or facsimile number) listed below:
If to the Company or Buyer, to:
5960 Heisley Road
Mentor, Ohio 44060
Attention: Vice President, Business Development

with a copy, which will not constitute notice, to:
STERIS Corporation
5960 Heisley Road
Mentor, Ohio 44060
Attention: General Counsel

If to Sellers, to:
James G. Baxter
227 South Sixth Street, Apt 3NW
Philadelphia, Pennsylvania 19106

and

Harvey Kimmel
1535 Estuary Trail
Delray Beach, Florida 33483

with a copy, which will not constitute notice, to:
Morgan Lewis & Bockius LLP
502 Carnegie Center
Princeton, New Jersey 08540
Telephone number: (609) 919-6604
Facsimile number: (609) 919-6701
Attention: Steven M. Cohen, Esq.
Email: scohen@morganlewis.com
Each of the Parties to this Agreement may specify different addresses or facsimile numbers by giving notice in accordance with this Section 11.1 to each of the other parties hereto.
11.2.    Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, however, that Buyer may: (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates or to any provider of financing; and (b) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as Buyer is not relieved of any Liability hereunder; and provided, further, that Buyer may assign any or all of its rights and interests hereunder to one or more Persons in connection with any sale of the Shares acquired hereunder or any other direct or indirect change of control of the Company following the Closing. Except as expressly provided herein, this Agreement is for the sole benefit of the Parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such successors and assignees, any legal or equitable rights hereunder.
11.3.    Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be binding unless it is in writing and signed, in the case of an amendment, by Buyer, the Company and the Seller Representatives, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any breach, violation or default under, or inaccuracy in, any representation, warranty or covenant hereunder will be deemed to extend to any prior or subsequent breach, violation, default or inaccuracy or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.
11.4.    Entire Agreement. This Agreement, together with any documents, instruments, and certificates explicitly referred to herein, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings, and agreements, whether written or oral, with respect thereto. The schedules and exhibits attached to this Agreement are a part hereof as if fully set forth herein.
11.5.    Counterparts. This Agreement may be executed in any number of counterparts (including via facsimile or electronic mail), each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto.
11.6.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.
11.7.    Construction; Headings. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. Any references to “including” in this Agreement shall be deemed to refer to “including without limitation.” The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.
11.8.    Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the Contemplated Transactions and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of this Section 11.8.

11.9.    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS OR ANY ANCILLARY AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS OR ANY ANCILLARY AGREEMENT, WHICH WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned Party has executed this General Econopak, Inc. Stock Purchase Agreement as of the date first set forth above.

BUYER:

STERIS CORPORATION
By:    /s/ Walter M Rosebrough, Jr.
Name:    Walter M Rosebrough, Jr.
Title:    President and Chief Executive Officer

IN WITNESS WHEREOF, the undersigned Party has executed this General Econopak, Inc. Stock Purchase Agreement as of the date first set forth above.

COMPANY:

GENERAL ECONOPAK, INC.
By:    /s/ James G. Baxter
Name:    James G. Baxter
Title:    Chief Executive Officer

IN WITNESS WHEREOF, the undersigned Party has executed this General Econopak, Inc. Stock Purchase Agreement as of the date first set forth above.

SELLER (IF ENTITY):
Entity Name: The Andrew J. Baxter 2012
Irrevocable Trust
By: /s/ Nancy V. Baxter
Name:     Nancy V. Baxter
Title:     Trustee
Address:     227 S. 6th Street, Apt. 3NW
    Philadelphia, PA 19106

SELLER (IF INDIVIDUAL)
Signature: /s/ Andrew Kleiman
Name:     Andrew Kleiman
Address:     3766 Penjerrack Court
Carmel, IN 46032

SELLER (IF INDIVIDUAL)
Signature: /s/ Boris Shapiro
Name:     Boris Shapiro
Address:     511 Old Gulph Rd.
Narberth, PA 19072

SELLER (IF ENTITY)
Entity Name: The Brett M. Baxter 2012
Irrevocable Trust
By: /s/ Nancy V. Baxter
Name:     Nancy V. Baxter
Title:     Trustee
Address:     227 S. 6th St., Apt. 3NW
Philadelphia, PA 19106

SELLER (IF INDIVIDUAL)
Signature: /s/ Charles S. Epstein
Name:     Charles S. Epstein
Address:     1515 Market Street, 15th Floor
Philadelphia, PA 19102

SELLER (IF INDIVIDUAL)
Signature: /s/ Deborah Smith Valente
Name:     Deborah Smith Valente
Address:     1122 Gowdy Avenue
    Point Pleasant, NJ 08742

SELLER (IF ENTITY)
Entity Name: The Dustin T. Baxter 2012
Irrevocable Trust
By: /s/ Nancy V. Baxter
Name:     Nancy V. Baxter
Title:     Trustee
Address:     227 S. 6th Street, Apt. 3NW
    Philadelphia, PA 19106

SELLER (IF INDIVIDUAL)
Signature: /s/Gary D. Kleiman
Name:         Gary D. Kleiman
Address:     244 Chamounix Circle
Saint Davids, PA 19087

SELLER (IF ENTITY)
Entity Name: Gary David Kleiman Irrevocable
Trust Dated December 27, 2012
By: /s/ Roberta Ellen Kleiman
Name:     Roberta Ellen Kleiman
Title:     Trustee
Address:     244 Chamounix Circle
Saint Davids, PA 19087

SELLER (IF INDIVIDUAL)
Signature: /s/ Roberta E. Kleiman
Name:     Roberta E. Kleiman
Address:     244 Chamounix Circle
Saint Davids, PA 19087

SELLER (IF INDIVIDUAL)*
Signature: /s/ Harvey Kimmel
Name:     Harvey Kimmel
Address:     1535 Estuary Trail
Delray Beach, FL 33483
* Executed both as a Seller Representative and Individually as a Seller

SELLER (IF ENTITY):
Entity Name:     Harvey Kimmel 2012
Irrevocable Trust
By: /s/ Virginia Kimmel TTEE
Name:     Virginia Kimmel
Title:     Trustee
Address:     1535 Estuary Trail
Delray Beach, FL 33483

SELLER (IF ENTITY)
Entity Name: Harvey Kimmel 2014 Grantor
Retained Annuity Trust
By: /s/ Harvey Kimmel TTE
Name:     Harvey Kimmel
Title:     Trustee
Address:     1535 Estuary Trail
Delray Beach, Florida 33483

SELLER (IF ENTITY)
Entity Name: Harvey Kimmel 2014 Grantor
Retained Annuity Trust #2
By: /s/ Harvey Kimmel TTEE
Name:     Harvey Kimmel
Title:     Trustee
Address:     1535 Estuary Trail
Delray Beach, Florida 33483

SELLER (IF INDIVIDUAL)
Signature: /s/ J. Earl Epstein
Name:     J. Earl Epstein
Address:     1515 Market Street
    Philadelphia, PA 19102

SELLER (IF INDIVIDUAL)*
Signature: /s/ Phyllis Horn Epstein
Name:     Phyllis Horn Epstein
Address:     1515 Market Street, 15th Fl.

Philadelphia, PA 19102

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

SELLER (IF INDIVIDUAL)*
Signature: /s/ James G. Baxter
Name:     James G. Baxter
Address:     227 S. 6th SW., Apt. 3NW
Philadelphia, PA 19106
* Executed Both as a Seller Representative and Individually as a Seller

SELLER (IF ENTITY)
Entity Name: The James G. Baxter 2013 Irrevocable
Grantor Retained Annuity Trust
By: /s/ Nancy V. Baxter
Name:     Nancy V. Baxter
Title:     Trustee
Address:     227 S. 6th Street, Apt. 3NW
Philadelphia, PA 19106

SELLER (IF ENTITY)
Entity Name: The James G. Baxter 2014 Irrevocable
Grantor Retained Annuity Trust
By: /s/ Nancy V. Baxter
Name:     Nancy V. Baxter
Title:     Trustee
Address:     227 S. 6th St., Apt. 3NW
Philadelphia, PA 19106

SELLER (IF INDIVIDUAL)
Signature: /s/ Jeffrey Markowitz
Name:     Jeffrey Markowitz
Address:     20 Fairway Ct.
Marlton, NJ 08053

SELLER (IF INDIVIDUAL)
Signature: /s/ John Sincavage/Patricia Sincavage
Name:     John Sincavage / Patricia Sincavage
Address:     827 Cottonwood Dr.
Malvern, PA 19355

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

SELLER (IF ENTITY)
Entity Name: Jennifer Kimmel Irrevocable Trust
By: /s/ Virginia Kimmel TTEE
Name:     Virginia Kimmel
Title:     Trustee
Address:     1535 Estuary Trail
Delray Beach, FL 33483

SELLER (IF ENTITY)
Entity Name: David H. Kleiman Revocable Trust
By: /s/ David H. Kleiman, Trustee
Name:     David H. Kleiman
Title:     Trustee
Address:     11172 Valeside Crescent
Carmel, IN 46032

SELLER (IF INDIVIDUAL)
Signature: /s/ Matthew N. Kleiman
Name:     Matthew N. Kleiman
Address:     708 W. Wrightwood Avenue
Chicago, IL 60614

SELLER (IF INDIVIDUAL)
Signature: /s/ Sara Kimmel
Name:     Sara Kimmel
Address:     369 Franklin St., Apt. 602
Cambridge, MA 02139

SELLER (IF INDIVIDUAL)
Signature: /s/ Scott Kleiman
Name:     Scott Kleinman
Address:     1521 N. Park Ave.
Indianapolis, IN 46202

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

SELLER (IF INDIVIDUAL)
Signature: /s/ Suzanne Cummings
Name:     Suzanne Cummings
Address:     23 Dickman Dr.
Lavallette, NJ 08735

SELLER (IF INDIVIDUAL)
Signature: /s/ Robert Todd White
Name:     Robert Todd White
Address:     218 West Valley Road
Wayne, PA 19087

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]